Exhibit 99.1

Item	8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Aon plc

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Aon plc (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, and the related notes in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 14, 2020, expressed an unqualified opinion thereon.

Adoption of New Accounting Standards

As discussed in Note 2 “Summary of Significant Accounting Principles and Practices” of the Notes to the Consolidated Financial Statements, the Company changed its method of accounting for leases in 2019.

As discussed in Note 2 “Summary of Significant Accounting Principles and Practices” of the Notes to the Consolidated Financial Statements, the Company changed its method of accounting for revenue in 2018.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Realizability of Deferred Tax Assets

Description of the Matter

As discussed in Note 11 “Income Taxes” of the Notes to Consolidated Financial Statements, the Company had net deferred tax assets of $446 million at December 31, 2019. Deferred tax assets are reduced by a valuation allowance if, based on the weight of all available evidence, in management’s judgment it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Conclusions on the realizability of the net deferred tax assets involve significant management judgment including assumptions and estimates related to the amount and timing of future taxable income. Auditing the deferred tax asset calculation and the related forecast of future taxable income was especially challenging as it involved a high degree of auditor judgment around management’s assumptions and estimates.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and operating effectiveness of internal controls that address the risks of material misstatement relating to the realizability of deferred tax assets, including controls over management’s projections of future taxable income and the related assumptions.

Among other audit procedures performed, we evaluated the assumptions used by the Company to develop projections of future taxable income by income tax jurisdiction and tested the completeness and accuracy of the underlying data used in the projections. For example, we inspected the growth rate used in the calculation, the estimates of the reversal of cumulative temporary differences by year and the capital and debt requirements by jurisdiction. We compared the projections of future taxable income with the actual results of prior periods, as well as management’s considerations of current industry and economic trends. Further, we involved tax subject matter professionals in the review of the information identified.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1986.

Chicago, Illinois

February 14, 2020

Except for Note 19, “Guarantee of Registered Securities”, as to which the date is April 1, 2020

Aon plc
Consolidated Statements of Income

	Years ended December 31
(millions, except per share data)	2019	2018	2017
Revenue
Total revenue	$11,013	$10,770	$9,998
Expenses
Compensation and benefits	6,054	6,103	6,003
Information technology	494	484	419
Premises	339	370	348
Depreciation of fixed assets	172	176	187
Amortization and impairment of intangible assets	392	593	704
Other general expense	1,393	1,500	1,272
Total operating expenses	8,844	9,226	8,933
Operating income	2,169	1,544	1,065
Interest income	8	5	27
Interest expense	(307)	(278)	(282)
Other income (expense)	1	(25)	(125)
Income from continuing operations before income taxes	1,871	1,246	685
Income tax expense	297	146	250
Net income from continuing operations	1,574	1,100	435
Net income (loss) from discontinued operations	(1)	74	828
Net income	1,573	1,174	1,263
Less: Net income attributable to noncontrolling interests	41	40	37
Net income attributable to Aon shareholders	$1,532	$1,134	$1,226

Basic net income per share attributable to Aon shareholders
Continuing operations	$6.42	$4.32	$1.54
Discontinued operations	—	0.30	3.20
Net income	$6.42	$4.62	$4.74
Diluted net income per share attributable to Aon shareholders
Continuing operations	$6.37	$4.29	$1.53
Discontinued operations	—	0.30	3.17
Net income	$6.37	$4.59	$4.70
Weighted average ordinary shares outstanding - basic	238.6	245.2	258.5
Weighted average ordinary shares outstanding - diluted	240.6	247.0	260.7
See accompanying Notes to Consolidated Financial Statements.

Aon plc
Consolidated Statements of Comprehensive Income

	Years Ended December 31
(millions)	2019	2018	2017
Net income	$1,573	$1,174	$1,263
Less: Net income attributable to noncontrolling interests	41	40	37
Net income attributable to Aon shareholders	1,532	1,134	1,226
Other comprehensive income (loss), net of tax:
Change in fair value of financial instruments	3	11	12
Foreign currency translation adjustments	14	(444)	390
Postretirement benefit obligation	(141)	17	19
Total other comprehensive income (loss)	(124)	(416)	421
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	(4)	5
Total other comprehensive income (loss) attributable to Aon shareholders	(124)	(412)	416
Comprehensive income attributable to Aon shareholders	$1,408	$722	$1,642
See accompanying Notes to Consolidated Financial Statements.

Aon plc
Consolidated Statements of Financial Position

	As of December 31
(millions, except nominal value)	2019	2018
Assets
Current assets
Cash and cash equivalents	$790	$656
Short-term investments	138	172
Receivables, net	3,112	2,760
Fiduciary assets	11,834	10,166
Other current assets	602	618
Total current assets	16,476	14,372
Goodwill	8,165	8,171
Intangible assets, net	783	1,149
Fixed assets, net	621	588
Operating lease right-of-use assets	929	—
Deferred tax assets	645	561
Prepaid pension	1,216	1,133
Other non-current assets	570	448
Total assets	$29,405	$26,422

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,939	$1,943
Short-term debt and current portion of long-term debt	712	251
Fiduciary liabilities	11,834	10,166
Other current liabilities	1,086	936
Total current liabilities	15,571	13,296
Long-term debt	6,627	5,993
Non-current operating lease liabilities	944	—
Deferred tax liabilities	199	181
Pension, other postretirement, and postemployment liabilities	1,738	1,636
Other non-current liabilities	877	1,097
Total liabilities	25,956	22,203

Equity
Ordinary shares - $0.01 nominal value Authorized: 750 shares (issued: 2019 - 232.1; 2018 - 240.1)	2	2
Additional paid-in capital	6,152	5,965
Retained earnings	1,254	2,093
Accumulated other comprehensive loss	(4,033)	(3,909)
Total Aon shareholders' equity	3,375	4,151
Noncontrolling interests	74	68
Total equity	3,449	4,219
Total liabilities and equity	$29,405	$26,422
See accompanying Notes to Consolidated Financial Statements.

Aon plc
Consolidated Statements of Shareholders’ Equity

(millions, except per share data)	Shares	Ordinary Shares and Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss, Net of Tax	Non-controlling Interests	Total
Balance at January 1, 2017	262.0	$5,580	$3,856	$(3,912)	$57	$5,581
Net income	—	—	1,226	—	37	1,263
Shares issued — employee stock compensation plans	3.6	(120)	(1)	—	—	(121)
Shares purchased	(18.0)	—	(2,415)	—	—	(2,415)
Share-based compensation expense	—	321	—	—	—	321
Dividends to shareholders ($1.41 per share)	—	—	(364)	—	—	(364)
Net change in fair value of financial instruments	—	—	—	12	—	12
Net foreign currency translation adjustments	—	—	—	385	5	390
Net postretirement benefit obligation	—	—	—	19	—	19
Net purchases of shares from noncontrolling interests	—	(4)	—	—	(7)	(11)
Dividends paid to noncontrolling interests on subsidiary common stock	—	—	—	—	(27)	(27)
Balance at December 31, 2017	247.6	5,777	2,302	(3,496)	65	4,648
Adoption of new accounting guidance	—	—	493	(1)	—	492
Balance at January 1, 2018	247.6	5,777	2,795	(3,497)	65	5,140
Net income	—	—	1,134	—	40	1,174
Shares issued — employee stock compensation plans	2.5	(148)	—	—	—	(148)
Shares purchased	(10.0)	—	(1,454)	—	—	(1,454)
Share-based compensation expense	—	338	—	—	—	338
Dividends to shareholders ($1.56 per share)	—	—	(382)	—	—	(382)
Net change in fair value of financial instruments	—	—	—	11	—	11
Net foreign currency translation adjustments	—	—	—	(440)	(4)	(444)
Net postretirement benefit obligation	—	—	—	17	—	17
Net purchases of shares from noncontrolling interests	—	—	—	—	(1)	(1)
Dividends paid to noncontrolling interests on subsidiary common stock	—		—	—	(32)	(32)
Balance at December 31, 2018	240.1	5,967	2,093	(3,909)	68	4,219
Net income	—	—	1,532	—	41	1,573
Shares issued — employee stock compensation plans	2.5	(130)	(1)	—	—	(131)
Shares purchased	(10.5)	—	(1,960)	—	—	(1,960)
Share-based compensation expense	—	317	—	—	—	317
Dividends to shareholders ($1.72 per share)	—	—	(410)	—	—	(410)
Net change in fair value of financial instruments	—	—	—	3	—	3
Net foreign currency translation adjustments	—	—	—	14	—	14
Net postretirement benefit obligation	—	—	—	(141)	—	(141)
Dividends paid to noncontrolling interests on subsidiary common stock	—		—	—	(35)	(35)
Balance at December 31, 2019	232.1	$6,154	$1,254	$(4,033)	$74	$3,449

See accompanying Notes to Consolidated Financial Statements.

Aon plc
Consolidated Statements of Cash Flows

	Years ended December 31
(millions)	2019	2018	2017
Cash flows from operating activities
Net income	$1,573	$1,174	$1,263
Less: Income from discontinued operations, net of income taxes	(1)	74	828
Adjustments to reconcile net income to cash provided by operating activities:
Loss (gain) from sales of businesses and investments, net	(13)	6	16
Depreciation of fixed assets	172	176	187
Amortization and impairment of intangible assets	392	593	704
Share-based compensation expense	317	338	319
Deferred income taxes	(36)	(225)	(18)
Change in assets and liabilities:
Fiduciary receivables	(409)	(679)	171
Short-term investments — funds held on behalf of clients	(1,246)	(320)	(135)
Fiduciary liabilities	1,655	999	(36)
Receivables, net	(371)	(127)	(254)
Accounts payable and accrued liabilities	(28)	25	96
Restructuring reserves	3	23	172
Current income taxes	(20)	34	(914)
Pension, other postretirement and postemployment liabilities	(156)	(259)	(66)
Other assets and liabilities	1	2	(8)
Cash provided by operating activities - continuing operations	1,835	1,686	669
Cash provided by operating activities - discontinued operations	—	—	65
Cash provided by operating activities	1,835	1,686	734
Cash flows from investing activities
Proceeds from investments	61	71	68
Payments for investments	(113)	(80)	(64)
Net sales (purchases) of short-term investments — non-fiduciary	35	348	(232)
Acquisition of businesses, net of cash acquired	(39)	(58)	(1,029)
Sale of businesses, net of cash sold	52	(10)	4,246
Capital expenditures	(225)	(240)	(183)
Cash provided by (used for) investing activities - continuing operations	(229)	31	2,806
Cash used for investing activities - discontinued operations	—	—	(19)
Cash provided by (used for) investing activities	(229)	31	2,787
Cash flows from financing activities
Share repurchase	(1,960)	(1,470)	(2,399)
Issuance of shares for employee benefit plans	(131)	(149)	(121)
Issuance of debt	6,052	5,754	1,654
Repayment of debt	(4,941)	(5,417)	(1,999)
Cash dividends to shareholders	(410)	(382)	(364)
Noncontrolling interests and other financing activities	(103)	(35)	(36)
Cash used for financing activities - continuing operations	(1,493)	(1,699)	(3,265)
Cash used for financing activities - discontinued operations	—	—	—
Cash used for financing activities	(1,493)	(1,699)	(3,265)
Effect of exchange rates on cash and cash equivalents	21	(118)	69
Net increase (decrease) in cash and cash equivalents	134	(100)	325
Cash and cash equivalents at beginning of period	656	756	431
Cash and cash equivalents at end of period	$790	$656	$756
Supplemental disclosures:
Interest paid	$289	$266	$272
Income taxes paid, net of refunds	$353	$337	$1,182
See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
1.    Basis of Presentation
The accompanying Consolidated Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The Consolidated Financial Statements include the accounts of Aon plc and all of its controlled subsidiaries (“Aon” or the “Company”). Intercompany accounts and transactions have been eliminated. The Consolidated Financial Statements include, in the opinion of management, all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the Company’s consolidated financial position, results of operations and cash flows for all periods presented.
Use of Estimates
The preparation of the accompanying Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements, and the reported amounts of reserves and expenses. These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Management believes its estimates to be reasonable given the current facts available. Aon adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, and foreign currency exchange rate movements increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment would, if applicable, be reflected in the Consolidated Financial Statements in future periods.
2.    Summary of Significant Accounting Principles and Practices
Revenue Recognition
The Company generates revenues primarily through commissions, compensation from insurance and reinsurance companies for services provided to them, and fees from customers. Commissions and fees for brokerage services vary depending upon several factors, which may include the amount of premium, the type of insurance or reinsurance coverage provided, the particular services provided to a client, insurer, or reinsurer, and the capacity in which the Company acts. Compensation from insurance and reinsurance companies includes: (1) fees for consulting and analytics services and (2) fees and commissions for administrative and other services provided to or on behalf of insurers. In Aon’s capacity as an insurance and reinsurance broker, the service promised to the customer is placement of an effective insurance or reinsurance policy, respectively. At the completion of the insurance or reinsurance policy placement process once coverage is effective, the customer has obtained control over the services promised by the Company. Judgment is not typically required when assessing whether the coverage is effective. Fees from clients for advice and consulting services are dependent on the extent and value of the services provided. Payment terms for the Company’s principal service lines are discussed below; the Company believes these terms are consistent with current industry practices. Significant financing components are typically not present in Aon’s arrangements.
The Company recognizes revenue when control of the promised services is transferred to the customer in the amount that best reflects the consideration to which the Company expects to be entitled in exchange for those services. For arrangements where control is transferred over time, an input or output method is applied that represents a faithful depiction of the progress towards completion of the performance obligation. For arrangements that include variable consideration, the Company assesses whether any amounts should be constrained. For arrangements that include multiple performance obligations, the Company allocates consideration based on their relative fair values.
Costs incurred by the Company in obtaining a contract are capitalized and amortized on a systematic basis that is consistent with the transfer of control of the services to which the asset relates, considering anticipated renewals when applicable. Certain contract related costs, including pre-placement brokerage costs, are capitalized as a cost to fulfill and are amortized on a systematic basis consistent with the transfer of control of the services to which the asset relates, which is generally less than one year.
The Company has elected to apply practical expedients to not disclose the revenue related to unsatisfied performance obligations if (1) the contract has an original duration of 1 year or less, (2) the Company has recognized revenue for the amount in which it has the right to bill, and (3) the variable consideration is allocated entirely to an unsatisfied performance obligation which is recognized as a series of distinct goods or services that form a single performance obligation.

Disaggregation of Revenue
The following is a description of principal service lines from which the Company generates its revenue:
Commercial Risk Solutions includes retail brokerage, cyber solutions, global risk consulting, and captives. Revenue primarily includes insurance commissions and fees for services rendered. Revenue is predominantly recognized at a point in time upon the effective date of the underlying policy (or policies), or for a limited number of arrangements, over the term of the arrangement using output measures to depict the transfer of control of the services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. For arrangements recognized over time, various output measures, including units transferred and time elapsed, are utilized to provide a faithful depiction of the progress towards completion of the performance obligation. Revenue is recorded net of allowances for estimated policy cancellations, which are determined based on an evaluation of historical and current cancellation data. Commissions and fees for brokerage services may be invoiced near the effective date of the underlying policy or over the term of the arrangement in installments during the policy period.
Reinsurance Solutions includes treaty and facultative reinsurance brokerage and capital markets. Revenue primarily includes reinsurance commissions and fees for services rendered. Revenue is predominantly recognized at a point in time upon the effective date of the underlying policy (or policies), or for a limited number of arrangements, over the term of the arrangement using output measures to depict the transfer of control of the services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. For arrangements recognized over time, various output measures, including units delivered and time elapsed, are utilized to provide a faithful depiction of the progress towards completion of the performance obligation. Commissions and fees for brokerage services may be invoiced at the inception of the reinsurance period for certain reinsurance brokerage, or more commonly, over the term of the arrangement in installments based on deposit or minimum premiums for most treaty reinsurance arrangements.
Retirement Solutions includes core retirement, investment consulting, and human capital. Revenue consists primarily of fees paid by customers for consulting services, such as risk management strategies, health and benefits, and human capital consulting services. Revenue recognized for these arrangements is predominantly recognized over the term of the arrangement using input or output measures to depict the transfer of control of the services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services, or for certain arrangements, at a point in time upon completion of the services. For consulting arrangements recognized over time, revenue will be recognized based on a measure of progress that depicts the transfer of control of the services to the customer, utilizing an appropriate input or output measure to provide a reasonable assessment of the progress towards completion of the performance obligation including units delivered or time elapsed. Fees paid by customers for consulting services are typically charged on an hourly, project or fixed-fee basis, and revenue for these arrangements is typically recognized based on time incurred, days elapsed, or reports delivered. Revenue from time-and-materials or cost-plus arrangements are recognized as services are performed using input or output measures to provide a reasonable assessment of the progress towards completion of the performance obligation including hours worked, and revenue for these arrangements is typically recognized based on time and materials incurred. Reimbursements received for out-of-pocket expenses are recorded as a component of revenue. Payment terms vary but are typically over the contract term in installments.
Health Solutions includes health and benefits brokerage and health care exchanges. Revenue primarily includes insurance commissions and fees for services rendered. For brokerage commissions, revenue is predominantly recognized at the effective date of the underlying policy (or policies), or for a limited number of arrangements, over the term of the arrangement to depict the transfer of control of the services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services using input or output measures, including units delivered or time elapsed, to provide a faithful depiction of the progress towards completion of the performance obligation. Revenue from health care exchange arrangements are typically recognized upon successful enrollment of participants, net of a reserve for estimated cancellations. Commissions and fees for brokerage services may be invoiced at the effective date of the underlying policy or over the term of the arrangement in installments during the policy period. Payment terms for other services vary but are typically over the contract term in installments.
Data & Analytic Services includes Affinity, Aon InPoint, and ReView.  Revenue consists primarily of fees for services rendered and is generally recognized over the term of the arrangement to depict the transfer of control of the services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services. Payment terms vary but are typically over the contract term in installments. For arrangements recognized over time, revenue will be recognized based on a measure of progress that depicts the transfer of control of the services to the customer, utilizing an appropriate input or output measure to provide a faithful depiction of the progress towards completion of the performance obligation, including units delivered or time elapsed. Input and output measures utilized vary based on the arrangement but typically include reports provided or days elapsed.

Share-based Compensation Expense
Share-based payments to employees, including grants of restricted share units and performance share awards, are measured based on grant date fair value. The Company recognizes compensation expense over the requisite service period for awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.
Pension and Other Postretirement Benefits
The Company records net periodic cost relating to its pension and other postretirement benefit plans based on calculations that include various actuarial assumptions, including discount rates, assumed rates of return on plan assets, inflation rates, mortality rates, compensation increases, and turnover rates. The Company reviews its actuarial assumptions on an annual basis and modifies these assumptions based on current rates and trends. The effects of gains, losses, and prior service costs and credits are amortized over future service periods or future estimated lives if the plans are frozen as reflected in Other income (expense) within the Consolidated Statements of Income. The funded status of each plan, calculated as the fair value of plan assets less the benefit obligation, is reflected in the Company’s Consolidated Statements of Financial Position using a December 31 measurement date.
Net Income per Share
Basic net income per share is computed by dividing net income available to ordinary shareholders by the weighted-average number of ordinary shares outstanding, including participating securities, which consist of unvested share awards with non-forfeitable rights to dividends. Diluted net income per share is computed by dividing net income available to ordinary shareholders by the weighted average number of ordinary shares outstanding, which have been adjusted for the dilutive effect of potentially issuable ordinary shares, including certain contingently issuable shares. The diluted earnings per share calculation reflects the more dilutive effect of either (1) the two-class method that assumes that the participating securities have not been exercised, or (2) the treasury stock method.
Potentially issuable shares are not included in the computation of diluted income per share if their inclusion would be antidilutive.
Cash and Cash Equivalents and Short-term Investments
Cash and cash equivalents include cash balances and all highly liquid investments with initial maturities of three months or less. Short-term investments consist of money market funds. The estimated fair value of Cash and cash equivalents and Short-term investments approximates their carrying values.
At December 31, 2019, Cash and cash equivalents and Short-term investments totaled $928 million compared to $828 million at December 31, 2018. Of the total balance, $110 million and $91 million was restricted as to its use at December 31, 2019 and 2018, respectively. Included within the December 31, 2019 and 2018 balances, respectively, were £42.7 million ($55.5 million at December 31, 2019 exchanges rates) and £42.7 million ($53.9 million at December 31, 2018 exchange rates) of operating funds required to be held by the Company in the U.K. by the FCA, which were included in Short-term investments.
Fiduciary Assets and Liabilities
In its capacity as an insurance agent and broker, Aon collects premiums from insureds and, after deducting its commission, remits the premiums to the respective insurers. Aon also collects claims or refunds from insurers on behalf of insureds. Uncollected premiums from insureds and uncollected claims or refunds from insurers are recorded as Fiduciary assets in the Company’s Consolidated Statements of Financial Position. Unremitted insurance premiums and claims are held in a fiduciary capacity and the obligation to remit these funds is recorded as Fiduciary liabilities in the Consolidated Statements of Financial Position.
Aon held fiduciary assets for premiums collected from insureds but not yet remitted to insurance companies and claims collected from insurance companies but not yet remitted to insureds of $5.2 billion and $3.9 billion at December 31, 2019 and 2018, respectively. These funds and a corresponding liability are included in Fiduciary assets and Fiduciary liabilities, respectively, in the accompanying Consolidated Statements of Financial Position.
Allowance for Doubtful Accounts
The Company’s allowance for doubtful accounts with respect to receivables is based on a combination of factors, including evaluation of historical write-offs, aging of balances, and other qualitative and quantitative analyses. Receivables, net included an allowance for doubtful accounts of $70 million and $62 million at December 31, 2019 and 2018, respectively.

Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Included in this category are certain capitalized costs incurred during the application development stage related to directly obtaining, developing, or enhancing internal use software. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are generally as follows:

Asset Description	Estimated Useful Life
Software	Lesser of the life of an associated license, or 4 to 7 years
Leasehold improvements	Lesser of estimated useful life or lease term, not to exceed 10 years
Furniture, fixtures and equipment	4 to 10 years
Computer equipment	4 to 6 years
Buildings	35 years
Automobiles	6 years

Goodwill and Intangible Assets
Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired in the acquisition of a business. Goodwill is allocated to applicable reporting units. Upon disposition of a business entity, goodwill is allocated to the disposed entity based on the fair value of that entity compared to the fair value of the reporting unit in which it was included. Goodwill is not amortized, but instead is tested for impairment at least annually. The goodwill impairment test is performed at the reporting unit level. The Company may initially perform a qualitative analysis to determine if it is more likely than not that the goodwill balance is impaired. If a qualitative assessment is not performed or if a determination is made that it is not more likely than not that their value of the reporting unit exceeds its carrying amount, then the Company will perform a two-step quantitative analysis. First, the fair value of each reporting unit is compared to its carrying value. If the fair value of the reporting unit is less than its carrying value, the Company performs a hypothetical purchase price allocation based on the reporting unit’s fair value to determine the fair value of the reporting unit’s goodwill. Any resulting difference will be a charge to Amortization and impairment of intangible assets in the Consolidated Statements of Income in the period in which the determination is made. Fair value is determined using a combination of present value techniques and market prices of comparable businesses.
We classify our intangible assets acquired as either tradenames, customer-related and contract-based, or technology and other. Amortization basis and estimated useful lives by intangible asset type are generally as follows:

Intangible Asset Description	Amortization Basis	Estimated Useful Life
Tradenames	Straight-line	1 to 3 years
Customer-related and contract-based	In line with underlying cash flows	7 to 20 years
Technology and other	Straight-line	5 to 7 years

Derivatives
Derivative instruments are recognized in the Consolidated Statements of Financial Position at fair value. Where the Company has entered into master netting agreements with counterparties, the derivative positions are netted by counterparties and are reported accordingly in other assets or other liabilities. Changes in the fair value of derivative instruments are recognized in earnings each period, unless the derivative is designated and qualifies as a cash flow or net investment hedge.
The Company has historically designated the following hedging relationships for certain transactions: (1) a hedge of the change in fair value of a recognized asset or liability or firm commitment (“fair value hedge”), (2) a hedge of the variability in cash flows from a recognized variable-rate asset or liability or forecasted transaction (“cash flow hedge”), and (3) a hedge of the net investment in a foreign operation (“net investment hedge”).
In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow, or a net investment hedge by documenting the relationship between the derivative and the hedged item. The documentation must include a description of the hedging instrument, the hedged item, the risk being hedged, Aon’s risk management objective and strategy for undertaking the hedge, and the method for assessing the effectiveness of the hedge. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both the inception of the hedge and on an ongoing basis. Aon assesses the ongoing effectiveness of its hedges quarterly or more frequently if facts and circumstances require.

For a derivative designated as a fair value hedging instrument, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a cash flow hedge that qualifies for hedge accounting, the change in fair value of a hedging instrument is recognized in Accumulated other comprehensive income (“AOCI”) and subsequently reclassified to earnings in the same period the hedged item impacts earnings. For a net investment hedge, the change in fair value of the hedging instrument is recognized in AOCI as part of the cumulative translation adjustment.
Changes in the fair value of a derivative that is not designated as part of a hedging relationship (commonly referred to as an “economic hedge”) are recorded in Other income (expense) in the Consolidated Statements of Income in the period of change.
The Company discontinues hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised, (2) the qualifying criteria are no longer met, or (3) management removes the designation of the hedging relationship.
Foreign Currency
Certain of the Company’s non-U.S. operations use their respective local currency as their functional currency. These operations that do not have the U.S. dollar as their functional currency translate their financial statements at the current rates of exchange in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included in Net foreign currency translation adjustments within the Consolidated Statements of Shareholders’ Equity. Further, gains and losses from the remeasurement of monetary assets and liabilities that are denominated in a non-functional currency of that entity are included in Other income (expense) within the Consolidated Statements of Income.
Income Taxes
Deferred income taxes are recognized for the effect of temporary differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted marginal tax rates and laws that are currently in effect. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the period when the rate change is enacted.
Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets are realized by having sufficient future taxable income to allow the related tax benefits to reduce taxes otherwise payable. The sources of taxable income that may be available to realize the benefit of deferred tax assets are future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carry-forwards, taxable income in carry-back years, and tax planning strategies that are both prudent and feasible.
The Company recognizes the effect of income tax positions only if sustaining those positions is more likely than not. Tax positions that meet the more likely than not recognition threshold but are not highly certain are initially and subsequently measured based on the largest amount of benefit that is greater than 50% likely of being realized upon settlement with the taxing authority.  Only information that is available at the reporting date is considered in the Company’s recognition and measurement analysis, and events or changes in facts and circumstances are accounted for in the period in which the event or change in circumstance occurs.
The Company records penalties and interest related to unrecognized tax benefits in Income taxes in the Company’s Consolidated Statements of Income.
Leases
The Company leases office facilities, equipment, and automobiles under non-cancelable operating and finance leases. The Company’s lease obligations are primarily for the use of office facilities. The Company evaluates if a leasing arrangement exists upon inception of a contract. A contract contains a lease if the contract conveys the right to control the use of identified tangible assets for a period of time in exchange for consideration. Identified property, plant, or equipment may include a physically distinct portion of a larger asset, or a portion of an asset that represents substantially all of the capacity of the asset but is not physically distinct. The Company assesses whether a contract implicitly contains the right to control the use of a tangible asset that is not already owned. In addition, the Company subleases certain real estate properties to third parties, which are classified as operating leases.
The Company’s leases expire at various dates and may contain renewal and expansion options. The exercise of lease renewal and expansion options are typically at the Company’s sole discretion and are only included in the determination of the lease term if the Company is reasonably certain to exercise the option. The Company’s leases do not typically contain termination options. In addition, the Company’s lease agreements typically do not contain any material residual value guarantees or restrictive covenants.
ROU assets and lease liabilities are based on the present value of the minimum lease payments over the lease term. The Company has elected the practical expedient related to lease and non-lease components, as an accounting policy election for all asset classes, which allows a lessee to not separate non-lease from lease components and instead account for consideration received in a contract as a single lease component.
The Company made a policy election to not recognize ROU assets and lease liabilities that arise from leases with an initial term of twelve months or less on the Consolidated Statements of Financial Position. However, the Company recognized these lease payments in the Consolidated Statements of Income on a straight-line basis over the lease term and variable lease payments in the period in which the expense was incurred. The Company chose to apply this accounting policy across all classes of underlying assets.
A portion of the Company’s lease agreements include variable lease payments that are not recorded in the initial measurement of the lease liability and ROU asset balances. For real estate arrangements, base rental payments may be escalated according to annual changes in the Consumer Price Index (“CPI”) or other indices. The escalated rental payments based on the estimated CPI at the lease commencement date are included within minimum rental payments; however, changes in CPI are considered variable in nature and are recognized as variable lease costs in the period in which the obligation is incurred. Additionally, real estate lease agreements may include other variable payments related to operating expenses charged by the landlord based on actual expenditures. Information technology equipment agreements may include variable payments based on usage of the equipment. These expenses are also recognized as variable lease costs in the period in which the expense is incurred.
The Company utilizes discount rates to determine the present value of the lease payments based on information available at the commencement date of the lease. As the rate implicit in each lease is not typically readily available, the Company uses an incremental borrowing rate based on factors such as the lease term and the economic environment where the lease exists to determine the appropriate present value of future lease payments. When determining the incremental borrowing rate, the Company considers the rate of interest it would pay on a secured borrowing in an amount equal to the lease payments for the underlying asset under similar terms.
Operating leases are included in Operating lease ROU assets, Other current liabilities, and Non-current operating lease liabilities on the Consolidated Statements of Financial Position. Finance leases are included in Other non-current assets, Other current liabilities, and Other non-current liabilities on the Consolidated Statements of Financial Position.
Principles of Consolidation
The accompanying Consolidated Financial Statements include the accounts of Aon plc and those entities in which the Company has a controlling financial interest. To determine if Aon holds a controlling financial interest in an entity, the Company first evaluates if it is required to apply the variable interest entity (“VIE”) model to the entity, otherwise, the entity is evaluated under the voting interest model. Where Aon holds rights that give it the power to direct the activities of a VIE that most significantly impact the VIE's economic performance, combined with a variable interest that gives the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, the Company has a controlling financial interest in that VIE. Aon holds a controlling financial interest in entities that are not VIEs where it, directly or indirectly, holds more than 50% of the voting rights or where it exercises control through substantive participating rights or as a general partner.
New Accounting Pronouncements
Adoption of New Accounting Standards
Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income
In February 2018, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to reclassification of certain tax effects from accumulated other comprehensive income. The guidance allowed a reclassification from accumulated comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The guidance was effective for the Company in the first quarter of 2019. Aon did not elect to reclassify stranded tax effects on the Consolidated Statement of Financial Position; therefore, for the three and twelve months ended December 31, 2019, there was no impact on the net income of the Company. It is the Company’s policy to release income tax effects from accumulated other comprehensive loss using the portfolio approach.
Targeted Improvements to Accounting for Hedging Activities
In August 2017, the FASB issued new accounting guidance related to targeted improvements to accounting for hedging activities. The new guidance amended its hedge accounting model to enable entities to better portray their risk management activities in the financial statements. The guidance eliminated the requirement to separately measure and report hedge ineffectiveness and required the effect of a hedging instrument to be presented in the same income statement line as the hedged item. The new guidance was effective for Aon in the first quarter of 2019 and the Company adopted it on a modified retrospective basis with no cumulative effect adjustment to Accumulated other comprehensive income (loss) or corresponding adjustment to Retained earnings. Changes to the Consolidated Statement of Income and financial statement disclosures were applied prospectively. Under the new guidance, gains or losses on certain derivative hedging instruments are recognized in Revenue, as opposed to Other income (expense) under the previous guidance. For the three and twelve months ended December 31, 2019, the adoption of this guidance had no impact on the net income and an insignificant impact on the operating income of the Company.
Leases
In February 2016, the FASB issued a new accounting standard related to leases, which required lessees to recognize assets and liabilities for most leases. Under the new standard, a lessee is required to recognize in the Consolidated Statements of Financial Position, liabilities to make future lease payments and ROU assets representing its right to use the underlying assets for the lease term. The recognition, measurement, timing, and presentation of expenses and cash flows arising from a lease by a lessee did not significantly changed from previous U.S. GAAP. Under previous U.S. GAAP, leases classified as operating were not required to be recognized as assets and liabilities on the Consolidated Statements of Financial Position, and expense for minimum lease payments would be recognized on a straight-line basis over the term of the lease in the Consolidated Statements of Income. Leases classified as capital leases under previous U.S. GAAP were initially recorded using the present value of the minimum lease payments, with an associated capital lease liability, classified as short-term or long-term, as appropriate in the Consolidated Statements of Financial Position.
The Company adopted the new standard as of January 1, 2019 using the modified retrospective approach for all leases existing at, or entered into after, the period of adoption. Under this approach, prior periods were not restated. Rather, lease balances and other disclosures for prior periods were provided in the Notes to Consolidate Financial Statements as previously reported, and the cumulative effect of initially applying the guidance was recognized in the Consolidated Statement of Financial Position as of December 31, 2019.
The modified retrospective approach included several optional practical expedients available that entities could elect to apply upon transition. These practical expedients related to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed a lessee to carry forward their population of existing leases, the classification of each lease, as well as the treatment of initial direct costs as of the period of adoption. In addition, the Company elected the practical expedient related to lease and non-lease components, as an accounting policy election for all asset classes, which allowed a lessee to not separate non-lease from lease components and instead account for consideration paid in a contract as a single lease component. Lastly, the Company did not elect the practical expedient related to hindsight analysis which allowed a lessee to use hindsight in determining the lease term and in assessing impairment of the entity’s ROU assets.
The Company made a policy election to not recognize ROU assets and lease liabilities that arise from leases with an initial term of twelve months or less on the Consolidated Statement of Financial Position. However, the Company recognized these lease payments in the Consolidated Statement of Income on a straight-line basis over the lease term and variable lease payments in the period in which the expense was incurred. The Company chose to apply this accounting policy across all classes of underlying assets. Additionally, upon adoption, the Company utilized a discount rate to determine the present value of the lease payments based on information available as of January 1, 2019.
Beginning January 1, 2019, operating ROU assets and operating lease liabilities were recognized based on the present value of lease payments over the lease term at the commencement date. Operating leases in effect prior to January 1, 2019 were recognized at the present value of the remaining payments for the remaining lease term as of January 1, 2019. Upon adoption, the Company recognized ROU assets and lease liabilities of $1.1 billion and $1.3 billion, respectively. The standard had an insignificant impact on the Consolidated Statement of Income and no impact on the Consolidated Statement of Cash Flows. Refer to Note 10 “Lease Commitments” for further information including significant assumptions and judgments made.

As a result of applying the modified retrospective approach to adopt the new leasing standard, the following adjustments were made to the Consolidated Statement of Financial Position as of January 1, 2019 (in millions):

	December 31, 2018		January 1, 2019
	As Reported	Adjustments	As Adjusted
Assets
Operating lease right-of-use assets	$—	$1,021	$1,021
Other non-current assets	$448	$78	$526

Liabilities
Other current liabilities	$936	$219	$1,155
Non-current operating lease liabilities	$—	$1,014	$1,014
Other non-current liabilities	$1,097	$(134)	$963

Revenue Recognition
In May 2014, the FASB issued a new accounting standard on revenue from contracts with customers (the “Standard” or “ASC 606”), which superseded nearly all existing revenue recognition guidance under U.S. GAAP (“ASC 605”). The core principal of the Standard is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected to apply the modified retrospective adoption approach to all contracts. Under this approach, prior periods were not restated. Rather, revenues and other disclosures for prior periods were provided in the notes to the Consolidated Financial Statements as previous reported under ASC 605, and the cumulative effect of initially applying the standard was recognized as an adjustment to Retained earnings for approximately $507 million.

The following summarizes the significant changes to the Company as a result of the adoption of ASC 606 on January 1, 2018.

•
The Company previously recognized revenue either at a point in time or over a period of time based on the transfer of value to customers or as the remuneration became determinable. Under ASC 606, the revenue related to certain brokerage services recognized over a period of time is recognized on the effective date of the associated policies when control of the policy transfers to the customer. This change resulted in a significant shift in timing of interim revenue for the Reinsurance Solutions revenue line and, to a lesser extent, certain other brokerage services.

•
The Standard provides guidance on accounting for certain revenue-related costs including when to capitalize costs associated with obtaining and fulfilling a contract. The majority of these costs were previously expensed as incurred under ASC 605. Assets recognized for the costs to obtain a contract, which includes certain sales commissions, are amortized on a systematic basis that is consistent with the transfer of the services to which the asset relates, considering anticipated renewals when applicable. Assets recognized as costs to fulfill a contract, which includes internal costs related to pre-placement broking activities, as well as other costs, are amortized on a systematic basis that is consistent with the transfer of the services to which the asset relates, which is generally less than one year.

Accounting Standards Issued but Not Yet Adopted
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued new accounting guidance that simplifies the accounting for income taxes by eliminating some exceptions to the general approach in the existing guidance. It also clarifies certain aspects of the existing guidance to promote more consistent application. The new guidance is effective for Aon in the first quarter of 2021, with early adoption permitted. The Company is currently evaluating the impact that the guidance will have on the Consolidated Financial Statements and the period of adoption.

Cloud Computing Arrangements
In August 2018, the FASB issued new accounting guidance on implementation costs incurred in a cloud computing arrangement that is a service contract. The new guidance aligns capitalization requirements for certain implementation costs incurred in cloud computing arrangements with existing requirements for capitalizing implementation costs for internal-use software. These costs will be deferred over the term of the hosting arrangement, including any optional renewal periods the entity is reasonably certain to exercise. An entity may apply the new guidance on either a prospective or retrospective basis. The new guidance is effective for Aon in the first quarter of 2020. The Company will adopt the new guidance on a prospective basis for all implementation costs incurred after the date of initial adoption. The Company does not expect adoption to have a significant impact on the Consolidated Financial Statements.
Changes to the Disclosure Requirements for Defined Benefit Plans
In August 2018, the FASB issued new accounting guidance related to the disclosure requirements for employers that sponsor defined benefit pension and other postretirement benefit plans. The guidance requires sponsors of these plans to provide additional disclosures, including weighted average interest rates used in the entity’s cash balance pension plans and a narrative description of reasons for any significant gains or losses impacting the benefit obligation for the period, and eliminates certain previous disclosure requirements. The new guidance is effective for Aon in the first quarter of 2021 with early adoption permitted and will be applied retrospectively. The Company is currently evaluating the impact that the guidance will have on the Consolidated Financial Statements and the period of adoption.
Simplifying the Test for Goodwill Impairment
In January 2017, the FASB issued new accounting guidance on simplifying the test for goodwill impairment. Currently the standard requires an entity to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. The new guidance removes Step 2. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. The Company will adopt the new guidance in the first quarter of 2020 on a prospective basis. The Company does not expect adoption to have a significant impact on the Consolidated Financial Statements.
Credit Losses
In June 2016, the FASB issued a new accounting standard on the measurement of credit losses on financial instruments. The new standard replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. An entity will apply the new standard through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the standard is effective. The new standard is effective for Aon in the first quarter of 2020. The Company has executed a comprehensive approach to assess the impact of the new accounting standard. Further, control activities and operational processes have been designed and are being implemented to ensure compliance with the new standard. The Company will adopt this standard on January 1, 2020 using a modified retrospective adoption approach. Under this approach, prior periods will not be restated, rather, the cumulative effect of initially applying the new standard will be recognized as a decrease to Retained earnings as of January 1, 2020. The Company expects this adjustment to be less than $10 million.

3. Revenue from Contracts with Customers
Disaggregation of Revenue
The following table summarizes revenue from contracts with customers by principal service line (in millions):

	Years ended December 31
	2019	2018	2017
Commercial Risk Solutions	$4,673	$4,652	$4,169
Reinsurance Solutions	1,686	1,563	1,429
Retirement Solutions	1,817	1,865	1,755
Health Solutions	1,667	1,596	1,515
Data & Analytic Services	1,184	1,105	1,140
Elimination	(14)	(11)	(10)
Total revenue	$11,013	$10,770	$9,998

Consolidated revenue from contracts with customers by geographic area, which is attributed on the basis of where the services are performed, is as follows (in millions):

	Years ended December 31
	2019	2018	2017
United States	$5,016	$4,677	$4,425
Americas other than United States	919	940	976
United Kingdom	1,502	1,555	1,436
Europe, Middle East, & Africa other than United Kingdom	2,338	2,413	2,025
Asia Pacific	1,238	1,185	1,136
Total revenue	$11,013	$10,770	$9,998

Contract Costs

Changes in the net carrying amount of costs to fulfill contracts with customers are as follows (in millions):

	2019	2018
Balance at beginning of period	$329	$298
Additions	1,453	1,504
Amortization	(1,447)	(1,465)
Impairment	—	—
Foreign currency translation and other	—	(8)
Balance at end of period	$335	$329

Changes in the net carrying amount of costs to obtain contracts with customers are as follows (in millions):

	2019	2018
Balance at beginning of period	$156	$145
Additions	58	53
Amortization	(44)	(41)
Impairment	—	—
Foreign currency translation and other	1	(1)
Balance at end of period	$171	$156

4.    Other Financial Data
Consolidated Statements of Income Information
Other Income (Expense)
The components of Other income (expense) are as follows (in millions):

	Years ended December 31
	2019	2018	2017
Foreign currency remeasurement	$9	$25	$(37)
Disposal of businesses	13	(6)	(16)
Pension and other postretirement	9	1	(86)
Equity earnings	4	4	12
Financial instruments	(34)	(49)	2
Total	$1	$(25)	$(125)

Consolidated Statements of Financial Position Information
Allowance for Doubtful Accounts
Changes in the net carrying amount of allowance for doubtful accounts are as follows (in millions):

	2019	2018	2017
Balance at beginning of period	$62	$59	$56
Provision	27	24	18
Accounts written off, net of recoveries	(19)	(25)	(18)
Foreign currency translation and other	—	4	3
Balance at end of period	$70	$62	$59

Other Current Assets
The components of Other current assets are as follows (in millions):

As of December 31	2019	2018
Costs to fulfill contracts with customers	$335	$329
Taxes receivable	88	113
Prepaid expenses	97	97
Receivables from the Divested Business (1)	4	12
Other	78	67
Total	$602	$618

(1)	Refer to Note 5 “Discontinued Operations” for further information.

Fixed Assets, net
The components of Fixed assets, net are as follows (in millions):

As of December 31	2019	2018
Software	$727	$693
Leasehold improvements	358	334
Computer equipment	250	279
Furniture, fixtures and equipment	225	228
Construction in progress	183	154
Other	37	45
Fixed assets, gross	1,780	1,733
Less: Accumulated depreciation	1,159	1,145
Fixed assets, net	$621	$588

Depreciation expense, which includes software amortization, was $172 million, $176 million, and $187 million for the years ended December 31, 2019, 2018, and 2017, respectively.
Other Non-current Assets
The components of Other non-current assets are as follows (in millions):

As of December 31	2019	2018
Costs to obtain contracts with customers	$171	$156
Investments	53	54
Leases (1)	100	—
Taxes receivable	102	100
Other	144	138
Total	$570	$448

(1)
In the first quarter of 2019, Aon adopted new accounting guidance related to the treatment of leases which was applied under the modified retrospective approach. The Other non-current asset balances related to leasing under the legacy accounting standard are reflected in Other as reported in December 31, 2018. Refer to Note 2 “Summary of Significant Accounting Principles and Practices” for further information.

Other Current Liabilities
The components of Other current liabilities are as follows (in millions):

As of December 31	2019	2018
Deferred revenue (1)	$270	$251
Taxes payable	93	83
Leases (2)	210	—
Other	513	602
Total	$1,086	$936

(1)	$532 million and $487 million was recognized in the Consolidated Statements of Income during the twelve months ended December 31, 2019 and December 31, 2018, respectively.

(2)
In the first quarter of 2019, Aon adopted new accounting guidance related to the treatment of leases which was applied under the modified retrospective approach. The Other current liability balances related to leasing under the legacy accounting standard are reflected in Other as reported in December 31, 2018. Refer to Note 2 “Summary of Significant Accounting Principles and Practices” for further information.

Other Non-current Liabilities
The components of Other non-current liabilities are as follows (in millions):

As of December 31	2019	2018
Taxes payable (1)	$525	$585
Leases (2)	76	169
Compensation and benefits	49	56
Deferred revenue	62	65
Other	165	222
Total	$877	$1,097

(1)
Includes $145 million and $240 million for the non-current portion of the Transition Tax, as of December 31, 2019 and December 31, 2018, respectively. Refer to Note 11 “Income Taxes” for further information on the Transition Tax.

(2)
In the first quarter of 2019, Aon adopted new accounting guidance related to the treatment of leases which was applied under the modified retrospective approach. The comparable period presented reflects balances under the legacy accounting standard. Refer to Note 2 “Summary of Significant Accounting Principles and Practices” for further information.

5. Discontinued Operations
On February 9, 2017, the Company entered into a Purchase Agreement with Tempo Acquisition, LLC (the “Purchase Agreement”) to sell the Divested Business to an entity formed and controlled by affiliates of the Buyer and certain designated purchasers that are direct or indirect subsidiaries of the Buyer.
On May 1, 2017, the Buyer purchased all of the outstanding equity interests of the Divested Business, plus certain related assets and liabilities, for a purchase price of $4.3 billion in cash paid at closing, subject to customary adjustments set forth in the Purchase Agreement, and deferred consideration of up to $500 million. Cash proceeds after customary adjustments and before taxes due were $4.2 billion.
Aon and the Buyer entered into certain transaction-related agreements at the closing, including two commercial agreements, a transition services agreement, certain intellectual property license agreements, subleases, and other customary agreements. Aon expects to continue to be a significant client of the Divested Business and the Divested Business has agreed to use Aon for its broking and other services for a specified period of time.
The financial results of the Divested Business for the years ended December 31, 2019, 2018, and 2017 are presented as Net income (loss) from discontinued operations on the Company’s Consolidated Statements of Income. The following table presents the financial results of the Divested Business (in millions):

	Years ended December 31
	2019	2018	2017
Revenue
Total revenue	$—	$—	$698
Expenses
Total operating expenses	2	12	656
Operating income from discontinued operations	(2)	(12)	42
Other income	—	—	10
Income (loss) from discontinued operations before income taxes	(2)	(12)	52
Income tax expense (benefit)	(1)	(4)	3
Net income (loss) from discontinued operations, excluding gain	(1)	(8)	49
Gain on sale of discontinued operations, net of tax	—	82	779
Net income (loss) from discontinued operations	$(1)	$74	$828

Upon triggering held for sale criteria in February 2017, Aon ceased depreciating and amortizing all long-lived assets included in discontinued operations. Total operating expenses for the year ended December 31, 2017, include $8 million of depreciation of fixed assets and $11 million of intangible asset amortization for the time prior to the Company triggering held for sale criteria.

The Company’s Consolidated Statements of Cash Flows present the operating, investing, and financing cash flows of the Divested Business as discontinued operations. Aon uses a centralized approach to cash management and financing of its operations. Prior to the closing of the transaction, portions of the Divested Business’s cash were transferred to Aon daily, and Aon would fund the Divested Business as needed. There were no Cash and cash equivalents of discontinued operations at December 31, 2017 or thereafter. Total proceeds received for the sale of the Divested Business and taxes paid as a result of the sale are recognized on the Consolidated Statements of Cash Flows in Cash provided by investing activities - continuing operations and Cash provided by operating activities - continuing operations, respectively for the period ended December 31, 2017.
6. Restructuring
In 2017, Aon initiated the Restructuring Plan in connection with the sale of the Divested Business. The Restructuring Plan was intended to streamline operations across the organization and deliver greater efficiency, insight, and connectivity. The Company has incurred all remaining costs for the Restructuring Plan and the plan was closed in the fourth quarter of 2019.
The Restructuring Plan resulted in cumulative charges of $1,433 million, consisting of $619 million in workforce reduction, $119 million in technology rationalization costs, $69 million in lease consolidation costs, $53 million in non-cash asset impairments, and $573 million in other costs, including certain separation costs associated with the sale of the Divested Business. These charges are included in Compensation and benefits, Information technology, Premises, Depreciation of fixed assets, and Other general expense in the accompanying Consolidated Statements of Income. The Company eliminated 5,832 positions under the Restructuring Program.
The following table summarizes restructuring and related expenses by type that were incurred through the end of the Restructuring Plan (in millions):

	2019	2018	2017	Completed Plan Total
Workforce reduction	$205	$115	$299	$619
Technology rationalization (1)	39	47	33	119
Lease consolidation (1)	33	28	8	69
Asset impairments	14	13	26	53
Other costs associated with restructuring and separation (1) (2)	160	282	131	573
Total restructuring and related expenses	$451	$485	$497	$1,433

(1)
Total contract termination costs incurred under the Restructuring Plan associated with technology rationalizations, lease consolidations, and other costs associated with restructuring and separation for the twelve months ended December 31, 2019 were $0 million, $33 million, and $13 million, respectively; for the twelve months ended December 31, 2018 were $5 million, $25 million, and $85 million, respectively; and for the twelve months ended December 31, 2017 were $1 million, $8 million, and $3 million, respectively.

(2)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs, and consulting and legal fees. These costs are typically recognized when incurred.

The changes in the Company’s liabilities for the Restructuring Plan as of December 31, 2019 are as follows (in millions):

Restructuring Plan
Balance at December 31, 2018	$201
Expensed	418
Cash payments	(415)
Foreign currency translation and other	—
Balance at December 31, 2019	$204

The Company’s unpaid liabilities for the Restructuring Plan are included in both Accounts payable and accrued liabilities and Other non-current liabilities in the Consolidated Statement of Financial Position.

7.    Acquisitions and Dispositions of Businesses
Completed Acquisitions
The Company completed three acquisitions during the year ended December 31, 2019 and eight acquisitions during the year ended December 31, 2018. The following table includes the preliminary fair values of consideration transferred, assets acquired, and liabilities assumed as a result of the Company’s acquisitions (in millions):

For the year ended December 31, 2019
Consideration transferred
Cash	$42
Deferred and contingent consideration	8
Aggregate consideration transferred	$50

Assets acquired
Cash and cash equivalents	$4
Receivables, net	—
Goodwill	34
Intangible assets, net	22
Fixed assets, net	1
Other assets	13
Total assets acquired	74
Liabilities assumed
Current liabilities	18
Other non-current liabilities	6
Total liabilities assumed	24
Net assets acquired	$50

Intangible assets are primarily customer-related and contract-based assets. Those intangible assets acquired as part of a business acquisition in 2019 had a weighted average useful economic life of 7 years. Acquisition related costs incurred and recognized within Other general expense for the year ended December 31, 2019 were $1 million. Total revenue for these acquisitions included in the Company’s Consolidated Statement of Income for the year ended December 31, 2019 was approximately $7 million.
The results of operations of these acquisitions are included in the Consolidated Financial Statements as of the respective acquisition dates. The Company’s results of operations would not have been materially different if these acquisitions had been reported from the beginning of the period in which they were acquired.
2019 Acquisitions
On July 31, 2019, the Company completed the transaction to acquire Ovatio Courtage SAS, an insurance broker based in France.
On July 31, 2019, the Company completed the transaction to acquire Zalba-Caldu Correduria de Seguros, S.A., a Spanish insurance broker.
On January 1, 2019, the Company completed the transaction to acquire Chapka Assurances SAS based in France.
2018 Acquisitions
On December 31, 2018, the Company completed the transaction to acquire certain assets of Bill Beatty Insurance Agency, Inc. based in the United States.
On November 15, 2018, the Company completed the transaction to acquire certain business and assets of North Harbour Insurance Services (1985) Limited, a New Zealand-based firm.
On October 25, 2018, the Company completed the transaction to acquire 100% capital of GEFASS S.R.L and GE.F.IT S.R.L., Italy-based firms specialized in Bancassurance schemes.

On May 9, 2018, the Company completed the transaction to acquire certain assets of 601West, a division of Lee & Hayes, P.L.L.C. based in the United States.
On April 24, 2018, the Company completed the transaction to acquire Inspiring Benefits, S.L., a Spain-based firm specialized in employee loyalty, wellbeing, and rewards programs.
On March 1, 2018, the Company completed the transaction to acquire the business and assets of the trade credit business of Niche International Business Proprietary Limited, a trade credit brokerage based in Johannesburg, South Africa.
On March 1, 2018, the Company completed the transaction to acquire Affinity Risk Partners (Brokers) Pty. Ltd., an insurance broker in Victoria, Australia.
On January 19, 2018, the Company completed the transaction to acquire substantially all of the assets of The Burchfield Group, a provider in pharmacy benefit consulting, auditing, and health plan compliance services based in the United States.
Completed Dispositions
The Company completed eight dispositions during the year ended December 31, 2019. The Company completed four dispositions during the year ended December 31, 2018 and nine dispositions during the year ended December 31, 2017, excluding the sale of the Divested Business.
Total pretax gains, net of losses, for the year ended December 31, 2019 was $13 million. Total pretax losses, net of gains, for the years ended December 31, 2018, and 2017, were $6 million and $16 million, respectively. Gains and losses recognized as a result of a disposition are included in Other income (expense) in the Consolidated Statements of Income.
During 2018, the Company recorded a non-cash impairment charge of $176 million related to certain assets and liabilities held for sale. The impairment charge was recognized in Amortization and impairment of intangible assets on the Consolidated Statement of Income. During 2017, the Company recorded a non-cash impairment charge of $380 million to its tradenames associated with the Divested Business as these assets were not sold to the Buyer.
8.    Goodwill and Other Intangible Assets
The changes in the net carrying amount of goodwill for the years ended December 31, 2019 and 2018, respectively, are as follows (in millions):

Balance as of January 1, 2018	$8,358
Goodwill related to current year acquisitions	38
Goodwill related to disposals	(2)
Goodwill related to prior year acquisitions	4
Foreign currency translation	(227)
Balance as of December 31, 2018	$8,171
Goodwill related to current year acquisitions	34
Goodwill related to disposals	(11)
Goodwill related to prior year acquisitions	2
Foreign currency translation	(31)
Balance as of December 31, 2019	$8,165

Other intangible assets by asset class are as follows (in millions):

	As of December 31
	2019			2018
	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
Customer-related and contract-based	$2,264	$1,600	$664	$2,240	$1,444	$796
Tradenames	1,029	956	73	1,027	740	287
Technology and other	380	334	46	391	325	66
Total	$3,673	$2,890	$783	$3,658	$2,509	$1,149

Amortization expense and impairment charges from finite lived intangible assets were $392 million, $593 million, and $704 million for the years ended December 31, 2019, 2018, and 2017, respectively.
The estimated future amortization for finite-lived intangible assets as of December 31, 2019 is as follows (in millions):

Estimated Future Amortization
For the years ended
2020	$223
2021	127
2022	86
2023	76
2024	59
Thereafter	212
Total	$783

9.    Debt
The following is a summary of outstanding debt (in millions):

As of December 31	2019	2018
Commercial paper	$112	$250
5.00% Senior Notes due September 2020	600	599
2.80% Senior Notes due March 2021	399	398
2.20% Senior Notes due November 2022	497	—
4.00% Senior Notes due November 2023	348	348
3.50% Senior Notes due June 2024	597	596
3.875% Senior Notes due December 2025	746	746
2.875% Senior Notes due May 2026 (EUR 500M)	550	562
8.205% Junior Subordinated Notes due January 2027	521	521
4.50% Senior Notes due December 2028	346	347
3.75% Senior Notes due May 2029	744	—
6.25% Senior Notes due September 2040	296	296
4.25% Senior Notes due December 2042	199	198
4.45% Senior Notes due May 2043	246	246
4.60% Senior Notes due June 2044	544	544
4.75% Senior Notes due May 2045	593	592
Other	1	1
Total debt	7,339	6,244
Less: Short-term debt and current portion of long-term debt	712	251
Total long-term debt	$6,627	$5,993

Notes
On November 15, 2019, Aon Corporation issued $500 million 2.20% Senior Notes due November 2022. The Company used the net proceeds of the offering to pay down a portion of outstanding commercial paper and for general corporate purposes.
In September 2019, the Company’s $600 million 5.00% Senior Notes due September 2020 were classified as Short-term debt and current portion of long-term debt in the Consolidated Statement of Financial Position as the date of maturity is in less than one year.
On May 2, 2019, Aon Corporation issued $750 million 3.75% Senior Notes due May 2029. The Company used the net proceeds of the offering to pay down a portion of outstanding commercial paper and for general corporate purposes.

On December 3, 2018, Aon Corporation issued $350 million 4.50% Senior Notes due December 2028. The Company used the net proceeds of the offering to pay down a portion of outstanding commercial paper and for general corporate purposes.
Each of the notes issued by Aon plc is fully and unconditionally guaranteed by Aon Corporation, and each of the notes issued by Aon Corporation is fully and unconditionally guaranteed by Aon plc. Refer to Note 19 “Guarantee of Registered Securities” for additional information regarding guarantees of outstanding debt securities. Each of the notes described and identified in the table above contains customary representations, warranties, and covenants, and the Company was in compliance with all such covenants as of December 31, 2019.
Repayments of total debt are as follows (in millions):

2020	$712
2021	400
2022	500
2023	350
2024	600
Thereafter	4,882
Total Repayments	7,444
Unamortized discounts, premiums, and debt issuance costs	(105)
Total Debt	$7,339

Revolving Credit Facilities
As of December 31, 2019, Aon plc had two primary committed credit facilities outstanding: its $900 million multi-currency U.S. credit facility expiring in February 2022 and its $400 million multi-currency U.S. credit facility expiring in October 2023.
Each of these facilities includes customary representations, warranties, and covenants, including financial covenants that require Aon to maintain specified ratios of adjusted consolidated EBITDA to consolidated interest expense and consolidated debt to adjusted consolidated EBITDA, in each case, tested quarterly. At December 31, 2019, Aon did not have borrowings under either credit facility, and was in compliance with the financial covenants and all other covenants contained therein during the twelve months ended December 31, 2019.
Commercial Paper
Aon Corporation, a wholly owned subsidiary of Aon plc, has established a U.S. commercial paper program, and Aon plc has established a European multi-currency commercial paper program. Commercial paper may be issued in aggregate principal amounts of up to $600 million under the U.S. program and €525 million under the European program, not to exceed the amount of the Company’s committed credit, which was $1.3 billion at December 31, 2019. The U.S. commercial paper program is fully and unconditionally guaranteed by Aon plc and the European multi-currency commercial paper program is fully and unconditionally guaranteed by Aon Corporation.
Commercial paper outstanding, which is included in Short-term debt and current portion of long-term debt in the Company’s Consolidated Statements of Financial Position, is as follows (in millions):

As of December 31	2019	2018
Commercial paper outstanding	$112	$250

The weighted average commercial paper outstanding and its related interest rates are as follows (in millions, except percentages):

Years ended December 31	2019	2018
Weighted average commercial paper outstanding	$511	$580
Weighted average interest rate of commercial paper outstanding	0.27%	0.84%

10. Lease Commitments
The classification of operating and finance lease asset and liability balances within the Consolidated Statement of Financial Position is as follows (in millions):

As of		December 31, 2019
Assets
Operating lease assets	Operating lease right-of-use assets	$929
Finance lease assets	Other non-current assets	100
Total lease assets		$1,029

Liabilities
Current lease liabilities
Operating	Other current liabilities	$186
Finance	Other current liabilities	24
Non-current lease liabilities
Operating	Non-current operating lease liabilities	944
Finance	Other non-current liabilities	76
Total lease liabilities		$1,230

The components of lease costs are as follows (in millions):

Year Ended December 31, 2019
Operating lease cost	$234
Finance lease costs
Amortization of leased assets	26
Interest on lease liabilities	2
Variable lease cost	60
Short-term lease cost (1)	5
Sublease income	(32)
Net lease cost	$295
(1) Short-term lease cost does not include expenses related to leases with a lease term of one month or less.

Weighted average remaining lease term and discount rate related to operating and finance leases are as follows:

As of	December 31, 2019
Weighted average remaining lease term (years)
Operating leases	7.9
Finance leases	4.4
Weighted average discount rate
Operating leases	3.2%
Finance leases	2.0%

Other cash and non-cash related activities are as follows (in millions):

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$264
Financing cash flows for finance leases	$17
Non-cash related activities
ROU assets obtained in exchange for new operating lease liabilities	$155
ROU assets obtained in exchange for new finance lease liabilities	$48
Operating lease ROU asset expense (1)	$195
Changes in Non-current operating lease liabilities (1)	$(70)

(1)
The Company has recorded non-cash changes in Operating lease ROU assets and Non-current operating lease liabilities through Other assets and liabilities in Cash flows from operations within the Consolidated Statement of Cash Flows.

Maturity analysis of operating and finance leases as of December 31, 2019 are as follows (in millions):

	Operating Leases	Finance Leases	Total
2020	$208	$26	$234
2021	202	26	228
2022	177	20	197
2023	141	18	159
2024	113	15	128
Thereafter	432	—	432
Total undiscounted future minimum lease payments	1,273	105	1,378
Less: Imputed interest	(143)	(5)	(148)
Present value of lease liabilities	$1,130	$100	$1,230
At December 31, 2018, future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in millions):

	Gross rental commitments	Rentals from subleases	Net rental commitments
2019	$303	$(34)	$269
2020	253	(30)	223
2021	221	(30)	191
2022	182	(30)	152
2023	148	(12)	136
Thereafter	472	(5)	467
Total minimum payments required	$1,579	$(141)	$1,438

11.    Income Taxes
Income before income tax from continuing operations and the provision for income tax from continuing operations consist of the following (in millions):

Years ended December 31	2019	2018	2017
Income before income taxes:
U.K.	$228	$(240)	$(420)
U.S.	(219)	(601)	(765)
Other	1,862	2,087	1,870
Total	$1,871	$1,246	$685
Income tax expense (benefit):
Current:
U.K.	$20	$21	$1
U.S. federal	22	101	48
U.S. state and local	41	35	18
Other	250	214	201
Total current tax expense	$333	$371	$268
Deferred tax expense (benefit):
U.K.	$35	$19	$(5)
U.S. federal	(20)	(165)	12
U.S. state and local	(27)	(56)	(35)
Other	(24)	(23)	10
Total deferred tax benefit	$(36)	$(225)	$(18)
Total income tax expense	$297	$146	$250

Income before income taxes shown above is based on the location of the business unit to which such earnings are attributable for tax purposes. In addition, because the earnings shown above may, in some cases, be subject to taxation in more than one country, the income tax provision shown above as U.K., U.S. or Other may not correspond to the geographic attribution of the earnings.

The Company performs a reconciliation of the income tax provisions based on its domicile and statutory rate at each reporting period. The 2019, 2018, and 2017 reconciliations are based on the U.K. statutory corporate tax rate of 19.0%, 19.0%, and 19.3%, respectively. The reconciliation to the provisions from continuing operations reflected in the Consolidated Financial Statements is as follows:

Years ended December 31	2019	2018	2017
Statutory tax rate	19.0%	19.0%	19.3%
U.S. state income taxes, net of U.S. federal benefit	0.5	(0.4)	(1.5)
Taxes on international operations (1)	(6.0)	(7.3)	(30.3)
Nondeductible expenses	1.6	2.7	3.4
Adjustments to prior year tax requirements	0.1	0.9	2.0
Adjustments to valuation allowances	1.8	3.8	(1.8)
Change in uncertain tax positions	2.2	0.9	1.6
Excess tax benefits related to shared based compensation (2)	(2.8)	(3.6)	(8.0)
U.S. Tax Reform impact (3)	(0.3)	7.1	51.2
Loss on disposition	—	(10.2)	—
Other — net	(0.2)	(1.2)	0.6
Effective tax rate	15.9%	11.7%	36.5%

(1)
The Company determines the adjustment for taxes on international operations based on the difference between the statutory tax rate applicable to earnings in each foreign jurisdiction and the enacted rate of 19.0%, 19.0% and 19.3% at December 31, 2019, 2018, and 2017, respectively. The benefit to the Company’s effective income tax rate from taxes on international operations relates to benefits from lower-taxed global operations, primarily due to the use of global funding structures and the tax holiday in Singapore. The impact decreased from 2017 to 2018 primarily as a result of the decrease in the U.S. federal tax rate.

(2)
With the adoption of ASU 2016-09 in 2017, excess tax benefits and deficiencies from share-based payment transactions are recognized as income tax expense or benefit in the Company’s Consolidated Statements of Income.

(3)
The impact of the Tax Reform Act including the Transition Tax, the re-measurement of U.S. deferred tax assets and liabilities from 35% to 21%, withholding tax accruals, and the allocation of tax benefit between continuing operations and discontinued operations related to utilization of foreign tax credits.

For the tax impact of discontinued operations, see Note 5 “Discontinued Operations”.
The Company has elected to account for global intangible low-taxed income (“GILTI”) in the period in which it is incurred, and therefore has not provided deferred tax impacts of GILTI in its Consolidated Financial Statements.

The components of the Company’s deferred tax assets and liabilities are as follows (in millions):

As of December 31	2019	2018
Deferred tax assets:
Net operating loss, capital loss, interest, and tax credit carryforwards	$440	$563
Employee benefit plans	373	351
Lease liabilities	247	—
Accrued interest	116	—
Other accrued expenses	68	98
Investment basis differences	28	28
Deferred revenue	24	29
Lease and service guarantees	3	5
Other	57	46
Total	1,356	1,120
Valuation allowance on deferred tax assets	(200)	(171)
Total	$1,156	$949
Deferred tax liabilities:
Intangibles and property, plant and equipment	$(251)	$(310)
Lease right-of-use asset	(219)	—
Deferred costs	(128)	(143)
Unremitted earnings	(28)	(30)
Unrealized foreign exchange gains	(26)	(26)
Other accrued expenses	(25)	(36)
Other	(33)	(24)
Total	$(710)	$(569)
Net deferred tax asset	$446	$380

Deferred income taxes (assets and liabilities have been netted by jurisdiction) have been classified in the Consolidated Statements of Financial Position as follows (in millions):

As of December 31	2019	2018
Deferred tax assets — non-current	$645	$561
Deferred tax liabilities — non-current	(199)	(181)
Net deferred tax asset	$446	$380

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. Considerations with respect to the realizability of deferred tax assets include the period of expiration of the deferred tax asset, historical earnings and projected future taxable income by jurisdiction as well as tax liabilities for the tax jurisdiction to which the tax asset relates. Significant management judgment is required in determining the assumptions and estimates related to the amount and timing of future taxable income. Valuation allowances have been established primarily with regard to the tax benefits of certain net operating loss, capital loss, and interest carryforwards. Valuation allowances increased by $29 million as of December 31, 2019, when compared to December 31, 2018. The change is primarily attributable to interest carryforwards generated in 2019 for which utilization is subject to limitation.

The Company generally intends to limit distributions from foreign subsidiaries to earnings previously taxed in the U.S., primarily as a result of the Transition Tax or GILTI.  As of December 31, 2019, the Company has accrued $28 million for local country income taxes, withholding taxes and state income taxes on those undistributed earnings that are not indefinitely reinvested. The Company has not provided for deferred taxes on outside basis differences in our investments in our foreign subsidiaries that are unrelated to these accumulated undistributed earnings, as these outside basis differences are indefinitely reinvested. A determination of the unrecognized deferred taxes related to these other components of our outside basis differences is not practicable.

The Company had the following net operating loss, capital loss, and interest carryforwards (in millions):

As of December 31	2019	2018
U.K.
Operating loss carryforwards	$438	$541
Capital loss carryforwards	$411	$400
Interest carryforwards	$203	$53

U.S.
Federal operating loss carryforwards	$1	$2
Federal capital loss carryforwards	$112	$367
Federal interest carryforwards	$355	$424

State operating loss carryforwards	$376	$315
State capital loss carryforwards	$123	$221
State interest carryforwards	$172	$227

Other Non-U.S.
Operating loss carryforwards	$308	$369
Capital loss carryforwards	$29	$30
Interest carryforwards	$159	$186

The U.K. operating losses, capital losses, and interest carryforward each have an indefinite carryforward period. The federal operating loss carryforwards generated through December 31, 2017 expire at various dates between 2034 and 2036 while federal operating loss carryforwards generated after this date have indefinite carryforward periods. State net operating losses as of December 31, 2019 have various carryforward periods and will begin to expire in 2020. Federal and state capital losses can be carried forward until 2023. Federal and state interest carryforwards have indefinite carryforward periods. Operating and capital losses in other non-U.S. jurisdictions have various carryforward periods and will begin to expire in 2020. The interest carryforwards in other non-U.S. jurisdictions have indefinite carryforward periods.

During 2012, the Company was granted a tax holiday for the period from October 1, 2012 through September 30, 2022, with respect to withholding taxes and certain income derived from services in Singapore. This tax holiday and reduced withholding tax rate may be extended when certain conditions are met or may be terminated early if certain conditions are not met. The benefit realized was approximately $90 million, $77 million, and $45 million during the years ended December 31, 2019, 2018, and 2017, respectively. The impact of this tax holiday on diluted earnings per share was $0.37, $0.31, and $0.17 during the years ended December 31, 2019, 2018, and 2017, respectively.

Uncertain Tax Positions
The following is a reconciliation of the Company’s beginning and ending amount of uncertain tax positions (in millions):

	2019	2018
Balance at January 1	$279	$280
Additions based on tax positions related to the current year	23	18
Additions for tax positions of prior years	12	10
Reductions for tax positions of prior years	(5)	(24)
Settlements	(5)	—
Business combinations	—	1
Lapse of statute of limitations	(5)	(6)
Foreign currency translation	—	—
Balance at December 31	$299	$279

The Company’s liability for uncertain tax positions as of December 31, 2019, 2018, and 2017, includes $248 million, $228 million, and $219 million, respectively, related to amounts that would impact the effective tax rate if recognized. It is possible that the amount of unrecognized tax benefits may change in the next twelve months; however, the Company does not expect the change to have a significant impact on its consolidated statements of income or consolidated balance sheets. These changes may be the result of settlements of ongoing audits. At this time, an estimate of the range of the reasonably possible outcomes within the twelve months cannot be made.
The Company recognizes interest and penalties related to uncertain tax positions in its provision for income taxes. The Company accrued potential interest and penalties of $24 million, $22 million, and $11 million in 2019, 2018, and 2017, respectively. The Company recorded a liability for interest and penalties of $99 million, $77 million, and $55 million as of December 31, 2019, 2018, and 2017, respectively.
The Company and its subsidiaries file income tax returns in their respective jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through 2007. Material U.S. state and local income tax jurisdiction examinations have been concluded for years through 2005. The Company has concluded income tax examinations in its primary non-U.S. jurisdictions through 2008.
12.    Shareholders’ Equity
Distributable Reserves
As a company incorporated in England and Wales, Aon is required under U.K. law to have available “distributable reserves” to make share repurchases or pay dividends to shareholders. Distributable reserves are created through the earnings of the U.K. parent company and, among other methods, through a reduction in share capital approved by the High Court of Justice in England. Distributable reserves are not directly linked to a U.S. GAAP reported amount (e.g., retained earnings). As of December 31, 2019 and 2018, the Company had distributable reserves in excess of $32.4 billion and $2.2 billion, respectively. On July 16, 2019, we completed a reduction in share capital to create additional distributable reserves of $31 billion to support the payment of possible future dividends or future share repurchases, if and to the extent declared by the directors in compliance with their duties under U.K. law.
Ordinary Shares
Aon has a share repurchase program authorized by the Company’s Board of Directors. The Repurchase Program was established in April 2012 with $5.0 billion in authorized repurchases, and was increased by $5.0 billion in authorized repurchases in each of November 2014 and June 2017 for a total of $15.0 billion in repurchase authorizations.
Under the Repurchase Program, Class A Ordinary Shares may be repurchased through the open market or in privately negotiated transactions, from time to time, based on prevailing market conditions, and will be funded from available capital.

The following table summarizes the Company’s share repurchase activity (in millions, except per share data):

	Twelve months ended December 31
	2019	2018
Shares repurchased	10.5	10.0
Average price per share	$186.33	$143.94
Costs recorded to retained earnings
Total repurchase cost	$1,950	$1,447
Additional associated costs	10	7
Total costs recorded to retained earnings	$1,960	$1,454

At December 31, 2019, the remaining authorized amount for share repurchase under the Repurchase Program was approximately $2.0 billion. Under the Repurchase Program, the Company has repurchased a total of 128.7 million shares for an aggregate cost of approximately $13.0 billion.
Net Income Per Share
Weighted average ordinary shares outstanding are as follows (in millions):

Years ended December 31	2019	2018	2017
Basic weighted average ordinary shares outstanding	238.6	245.2	258.5
Dilutive effect of potentially issuable shares	2.0	1.8	2.2
Diluted weighted average ordinary shares outstanding	240.6	247.0	260.7

Potentially issuable shares are not included in the computation of diluted net income per share if their inclusion would be antidilutive. There were no shares excluded from the calculation in any of the years presented.
Dividends
During 2019, 2018, and 2017, the Company paid dividends of $410 million, $382 million, and $364 million, respectively, to holders of its Class A Ordinary Shares. Dividends paid per Class A Ordinary Share were $1.72, $1.56, and $1.41 for the years ended December 31, 2019, 2018, and 2017, respectively.

Accumulated Other Comprehensive Loss
Changes in Accumulated other comprehensive loss by component, net of related tax, are as follows (in millions):

	Change in Fair Value of Financial Instruments (1)	Foreign Currency Translation Adjustments	Postretirement Benefit Obligation (2)	Total
Balance at January 1, 2017	$(37)	$(1,264)	$(2,611)	$(3,912)
Other comprehensive income (loss) before reclassifications
Other comprehensive income (loss) before reclassifications	18	397	(220)	195
Tax benefit (expense)	(3)	(5)	55	47
Other comprehensive income (loss) before reclassifications, net	15	392	(165)	242
Amounts reclassified from accumulated other comprehensive income (loss)
Amounts reclassified from accumulated other comprehensive income (loss)	(2)	(7)	236	227
Tax benefit (expense)	(1)	—	(52)	(53)
Amounts reclassified from accumulated other comprehensive income (loss), net	(3)	(7)	184	174
Net current period other comprehensive income (loss)	12	385	19	416
Balance at December 31, 2017	(25)	(879)	(2,592)	(3,496)
Adoption of new accounting guidance (3)	(1)	—	—	(1)
Balance at January 1, 2018	(26)	(879)	(2,592)	(3,497)
Other comprehensive income (loss) before reclassifications
Other comprehensive income (loss) before reclassifications	(15)	(437)	(124)	(576)
Tax benefit (expense)	18	(3)	28	43
Other comprehensive income (loss) before reclassifications, net	3	(440)	(96)	(533)
Amounts reclassified from accumulated other comprehensive income (loss)
Amounts reclassified from accumulated other comprehensive income (loss)	11	—	146	157
Tax benefit (expense)	(3)	—	(33)	(36)
Amounts reclassified from accumulated other comprehensive income (loss), net	8	—	113	121
Net current period other comprehensive income (loss)	11	(440)	17	(412)
Balance at December 31, 2018	(15)	(1,319)	(2,575)	(3,909)
Other comprehensive income (loss) before reclassifications
Other comprehensive income (loss) before reclassifications	(10)	15	(287)	(282)
Tax benefit (expense)	1	(1)	58	58
Other comprehensive income (loss) before reclassifications, net	(9)	14	(229)	(224)
Amounts reclassified from accumulated other comprehensive income (loss)
Amounts reclassified from accumulated other comprehensive income (loss)	14	—	109	123
Tax benefit (expense)	(2)	—	(21)	(23)
Amounts reclassified from accumulated other comprehensive income (loss), net	12	—	88	100
Net current period other comprehensive income (loss)	3	14	(141)	(124)
Balance at December 31, 2019	$(12)	$(1,305)	$(2,716)	$(4,033)

(1)
Reclassifications from this category included in Accumulated other comprehensive loss are recorded in Revenue, Interest expense, and Compensation and benefits in the accompanying Consolidated Statements of Income. See Note 15 “Derivatives and Hedging” for additional information regarding the Company’s derivative and hedging activity.

(2)	Reclassifications from this category included in Accumulated other comprehensive loss are recorded in Other income (expense).

(3)	Refer to Note 2 “Summary of Significant Accounting Principles and Practices ” for further information.
13.    Employee Benefits
Defined Contribution Savings Plans
Aon maintains defined contribution savings plans for the benefit of its employees. The expense recognized for these plans is included in Compensation and benefits in the Consolidated Statements of Income. The expense for the significant plans in the U.S., U.K., Netherlands and Canada is as follows (in millions):

Years ended December 31	2019	2018	2017
U.S.	$98	$98	$105
U.K.	41	45	43
Netherlands and Canada	25	25	25
Total	$164	$168	$173

Pension and Other Postretirement Benefits
The Company sponsors defined benefit pension and postretirement health and welfare plans that provide retirement, medical, and life insurance benefits. The postretirement health care plans are contributory, with retiree contributions adjusted annually, and the life insurance and pension plans are generally noncontributory. The significant U.S., U.K., Netherlands and Canada pension plans are closed to new entrants.

Pension Plans
The following tables provide a reconciliation of the changes in the projected benefit obligations and fair value of assets for the years ended December 31, 2019 and 2018, and a statement of the funded status as of December 31, 2019 and 2018, for Aon’s significant U.K., U.S., and other major pension plans, which are located in the Netherlands and Canada. These plans represent approximately 91% of the Company’s projected benefit obligations.

	U.K.		U.S.		Other
(millions)	2019	2018	2019	2018	2019	2018
Change in projected benefit obligation
At January 1	$4,129	$4,893	$2,877	$3,155	$1,271	$1,401
Service cost	—	—	—	—	—	—
Interest cost	109	109	108	99	27	27
Plan amendment	10	13	—	—	—	—
Settlements	(22)	(176)	—	—	—	—
Actuarial loss (gain)	594	(297)	373	(221)	177	(47)
Benefit payments	(168)	(160)	(166)	(156)	(42)	(43)
Foreign currency impact	127	(253)	—	—	(8)	(67)
As of December 31	$4,779	$4,129	$3,192	$2,877	$1,425	$1,271
Accumulated benefit obligation at end of year	$4,779	$4,129	$3,192	$2,877	$1,391	$1,247
Change in fair value of plan assets
At January 1	$5,225	$5,906	$1,796	$1,958	$1,155	$1,256
Actual return on plan assets	687	(125)	398	(141)	182	(19)
Employer contributions	78	97	38	135	19	20
Settlements	(22)	(176)	—	—	—	—
Benefit payments	(168)	(160)	(166)	(156)	(42)	(43)
Foreign currency impact	159	(317)	—	—	(11)	(59)
As of December 31	$5,959	$5,225	$2,066	$1,796	$1,303	$1,155
Market related value at end of year	$5,959	$5,225	$1,969	$1,981	$1,303	$1,155
Amount recognized in Statement of Financial Position as of December 31
Funded status	$1,180	$1,096	$(1,126)	$(1,081)	$(122)	$(116)
Unrecognized prior-service cost	40	30	1	3	(6)	(7)
Unrecognized loss	1,204	1,106	1,762	1,705	460	440
Net amount recognized	$2,424	$2,232	$637	$627	$332	$317

In September 2018, the Company made a cash contribution of $100 million to the qualified U.S. pension plan, which allowed the pension contribution tax deduction to be taken at the 2017 federal tax rate of 35%.

Amounts recognized in the Consolidated Statements of Financial Position consist of (in millions):

	U.K.		U.S.		Other
	2019	2018	2019	2018	2019	2018
Prepaid benefit cost (1)	$1,200	$1,113	$—	$—	$—	$—
Accrued benefit liability - current (2)	(1)	(1)	(50)	(46)	(5)	(5)
Accrued benefit liability - non-current (3)	(19)	(16)	(1,076)	(1,035)	(117)	(111)
Accumulated other comprehensive loss	1,244	1,136	1,763	1,708	454	433
Net amount recognized	$2,424	$2,232	$637	$627	$332	$317

(1)	Included in Prepaid pension

(2)	Included in Other current liabilities

(3)	Included in Pension, other postretirement, and postemployment liabilities
Amounts recognized in Accumulated other comprehensive loss (income) that have not yet been recognized as components of net periodic benefit cost at December 31, 2019 and 2018 consist of (in millions):

	U.K.		U.S.		Other
	2019	2018	2019	2018	2019	2018
Net loss	$1,204	$1,106	$1,762	$1,705	$460	$440
Prior service cost (income)	40	30	1	3	(6)	(7)
Total	$1,244	$1,136	$1,763	$1,708	$454	$433

In 2019, U.S. plans with a projected benefit obligation (“PBO”) and an accumulated benefit obligation (“ABO”) in excess of the fair value of plan assets had a PBO of $3.1 billion, an ABO of $3.1 billion, and plan assets with a fair value of $2.0 billion. U.K. plans with a PBO and an ABO in excess of the fair value of plan assets had a PBO of $54 million, an ABO of $54 million and plan assets with a fair value of $34 million. Other plans with a PBO in excess of the fair value of plan assets had a PBO of $1.4 billion and plan assets with a fair value of $1.3 billion, and other plans with an ABO in excess of the fair value of plan assets had an ABO of $406 million and plan assets with a fair value of $311 million.

In 2018, U.S. plans with a PBO and an ABO in excess of the fair value of plan assets had a PBO of $2.9 billion, an ABO of $2.9 billion, and plan assets of $1.8 billion. U.K. plans with a PBO in excess of the fair value of plan assets had a PBO of $47 million and plan assets with a fair value of $30 million, and plans with an ABO in excess of the fair value of plan assets had an ABO of $47 million and plan assets with a fair value of $30 million. Other plans with a PBO in excess of the fair value of plan assets had a PBO of $1.2 billion and plan assets with a fair value of $1.1 billion, and plans with an ABO in excess of the fair value of plan assets had an ABO of $363 million and plan assets with a fair value of $271 million.
Service cost is reported in Compensation and benefits and all other components are reported in Other income (expense) as follows (in millions):

	U.K.			U.S.			Other
	2019	2018	2017	2019	2018	2017	2019	2018	2017
Service cost	$—	$—	$—	$—	$—	$—	$—	$—	$—
Interest cost	109	109	123	108	99	96	27	27	26
Expected return on plan assets, net of administration expenses	(191)	(192)	(199)	(136)	(144)	(140)	(40)	(45)	(47)
Amortization of prior-service cost	1	1	1	2	2	2	—	—	—
Amortization of net actuarial loss	29	28	31	53	59	50	12	12	11
Net periodic benefit (income) cost	(52)	(54)	(44)	27	16	8	(1)	(6)	(10)
Settlement expense	5	37	125	—	—	—	—	—	—
Total net periodic benefit cost (income)	$(47)	$(17)	$81	$27	$16	$8	$(1)	$(6)	$(10)

The Company uses a full-yield curve approach in the estimation of the service and interest cost components of net periodic pension and postretirement benefit cost for its major pension and other postretirement benefit plans. This estimation was obtained by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows.
Transfer payments from certain U.K. pension plans exceeded the plan’s service and interest cost. This triggered settlement accounting which required immediate recognition of a portion of the accumulated losses associated with the plan. Consequently, the Company recognized a non-cash settlement charge for approximately £4 million ($5 million using December 31, 2019 exchange rates).
In March 2017, the Company approved a plan to offer a voluntary one-time lump sum payment option to certain eligible employees of the Company’s U.K. pension plans that, if accepted, would settle the Company’s pension obligations to them. The lump sum cash payment offer closed in 2018. As of December 31, 2018, lump sum payments from plan assets of £139 million ($176 million using December 31, 2018 exchange rates) were paid. As a result of this settlement, the Company remeasured the assets and liabilities of the U.K. pension plan during the fourth quarter of 2018, which in aggregate resulted in a reduction to the projected benefit obligation of £122 million ($154 million using December 31, 2018 exchange rates) as well as a non-cash settlement charge of £28 million ($37 million using average exchange rates) for the year ended December 31, 2018.
In total for 2017, lump sum payments from plan assets of £371 million ($496 million using December 31, 2017 exchange rates) were paid. As a result of this settlement, the Company remeasured the assets and liabilities of the U.K. pension plan during the fourth quarter of 2017, which in aggregate resulted in a reduction to the projected benefit obligation of £325 million ($434 million using December 31, 2017 exchange rates) as well as a non-cash settlement charge of £93 million ($125 million using average December 31, 2017 exchange rates) in the fourth quarter of 2017.
The weighted-average assumptions used to determine benefit obligations are as follows:

	U.K.		U.S. (1)		Other
	2019	2018	2019	2018	2019	2018
Discount rate	2.09%	2.95%	2.72 - 3.17%	3.92 - 4.26%	0.91 - 3.10%	1.89 - 3.88%
Rate of compensation increase	3.24 - 3.74%	3.73 - 4.23%	N/A	N/A	1.00 - 3.00%	1.00 - 3.00%
Underlying price inflation	1.78%	1.88%	N/A	N/A	2.00%	2.00%

(1)	U.S. pension plans are frozen and therefore not impacted by compensation increases or price inflation.
The weighted-average assumptions used to determine the net periodic benefit cost are as follows:

	U.K.			U.S.			Other
	2019	2018	2017	2019	2018	2017	2019	2018	2017
Discount rate	2.95%	2.63%	2.77%	3.92 - 4.26%	3.27 - 3.61%	3.53 - 4.11%	1.89 - 3.88%	1.78 - 3.39%	1.85 - 3.81%
Expected return on plan assets, net of administration expenses	3.64%	3.34%	3.36%	7.05%	7.71%	7.88%	2.50 - 4.10%	1.70 - 4.85%	2.68 - 5.15%
Rate of compensation increase	3.73 - 4.23%	3.70 - 4.20%	3.70 - 4.20%	N/A	N/A	N/A	1.00 - 3.00%	1.00 - 3.00%	1.00 - 3.50%

The amounts in Accumulated other comprehensive loss expected to be recognized as components of net periodic benefit cost during 2020, not including voluntary one-time lump sum payments, are $68 million in the U.S. and $44 million outside the U.S.
Expected Return on Plan Assets
To determine the expected long-term rate of return on plan assets, the historical performance, investment community forecasts, and current market conditions are analyzed to develop expected returns for each asset class used by the plans. The expected returns for each asset class are weighted by the target allocations of the plans. The expected return of 7.05% on U.S. plan assets reflects a portfolio that is seeking asset growth through a higher equity allocation while maintaining prudent risk levels. The portfolio contains certain assets that have historically resulted in higher returns, as well as other financial instruments to minimize downside risk.
No plan assets are expected to be returned to the Company during 2020.

Fair value of plan assets
The Company determined the fair value of plan assets through numerous procedures based on the asset class and available information. Refer to Note 16 “Fair Value Measurements and Financial Instruments” for a description of the procedures performed to determine the fair value of the plan assets.
The fair values of the Company’s U.S. pension plan assets at December 31, 2019 and December 31, 2018, by asset category, are as follows (in millions):

		Fair Value Measurements Using
Asset Category	Balance at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents (1)	$77	$77	$—	$—
Equity investments:
Equity securities	195	195	—	—
Equity derivatives	22	—	22	—
Pooled funds (2)	583	—	—	—
Fixed income investments:
Corporate bonds	128	—	128	—
Government and agency bonds	199	162	37	—
Asset-backed securities	3	—	3	—
Pooled funds (2)	545	—	—	—
Other investments:
Real estate (2) (3)	133	—	—	—
Alternative investments (2) (4)	181	—	—	—
Total	$2,066	$434	$190	$—

(1)	Consists of cash and institutional short-term investment funds.

(2)
Certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in the above table are intended to permit reconciliation of the fair values to the amounts presented in the plan assets contained in this Note.

(3)	Consists of property funds and trusts holding direct real estate investments.

(4)	Consists of limited partnerships, private equity, and hedge funds.

		Fair Value Measurements Using
Asset Category	Balance at December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents (1)	$130	$130	$—	$—
Equity investments:
Equity securities	384	384	—	—
Equity derivatives	(14)	—	(14)	—
Pooled funds (2)	285	—	—	—
Fixed income investments:
Corporate bonds	111	—	111	—
Government and agency bonds	126	95	31	—
Asset-backed securities	2	—	2	—
Pooled funds (2)	417	—	—	—
Other investments:
Real estate and REITs (3)	78	78	—	—
Alternative investments (2) (4)	277	—	—	—
Total	$1,796	$687	$130	$—

(1)	Consists of cash and institutional short-term investment funds.

(2)
Certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in the above table are intended to permit reconciliation of the fair values to the amounts presented in the plan assets contained in this Note.

(3)	Consists of exchange traded real estate investment trusts (“REITs”).

(4)	Consists of limited partnerships, private equity, and hedge funds.
The fair values of the Company’s major U.K. pension plan assets at December 31, 2019 and December 31, 2018, by asset category, are as follows (in millions):

		Fair Value Measurements Using
	Balance at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents (1)	$81	$81	$—	$—
Equity investments:
Pooled funds (2)	119	—	—	—
Fixed income investments:
Derivatives (3)	(1,205)	—	(1,205)	—
Government and agency bonds	2,667	2,667	—	—
Annuities	1,849	—	—	1,849
Pooled funds (2)	1,486	—	—	—
Other investments:
Real estate (2) (4)	180	—	—	—
Alternative investments (2) (5)	782	—	—	—
Total	$5,959	$2,748	$(1,205)	$1,849

(1)	Consists of cash and institutional short-term investment funds.

(2)
Certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in the above table are intended to permit reconciliation of the fair values to the amounts presented in the plan assets contained in this Note.

(3)	Consists of equity securities and equity derivatives, including repurchase agreements.

(4)	Consists of property funds and trusts holding direct real estate investments.

(5)	Consists of limited partnerships, private equity, and hedge funds.

		Fair Value Measurements Using
	Balance at December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents (1)	$96	$96	$—	$—
Equity investments:
Pooled funds (2)	212	—	—	—
Fixed income investments:
Derivatives (3)	(949)	—	(949)	—
Corporate bonds	367	—	367	—
Government and agency bonds	2,079	2,079	—	—
Annuities	1,688	—	—	1,688
Pooled funds (2)	889	—	—	—
Other investments:
Real estate (2) (4)	149	—	—	—
Alternative investments (2) (5)	694	—	—	—
Total	$5,225	$2,175	$(582)	$1,688

(1)	Consists of cash and institutional short-term investment funds.

(2)
Certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in the above table are intended to permit reconciliation of the fair values to the amounts presented in the plan assets contained in this Note.

(3)	Consists of equity securities and equity derivatives, including repurchase agreements.

(4)	Consists of property funds and trusts holding direct real estate investments.

(5)	Consists of limited partnerships, private equity, and hedge funds.

The following table presents the changes in the Level 3 fair-value category in the Company’s U.K. pension plans for the years ended December 31, 2019 and December 31, 2018 (in millions):

Fair Value Measurements Using Level 3 Inputs	Annuities
Balance at January 1, 2018	$1,909
Actual return on plan assets:
Relating to assets still held at December 31, 2018	(122)
Purchases, sales and settlements—net	7
Foreign exchange	(106)
Balance at December 31, 2018	1,688
Actual return on plan assets:
Relating to assets still held at December 31, 2019	113
Foreign exchange	48
Balance at December 31, 2019	$1,849

The fair values of the Company’s other major pension plan assets at December 31, 2019 and December 31, 2018, by asset category, are as follows (in millions):

		Fair Value Measurements Using
	Balance at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents (1)	$5	$5	$—	$—
Equity investments:
Pooled funds (2)	323	—	—	—
Fixed income investments:
Pooled funds (2)	907	—	—	—
Other investments:
Alternative investments (2) (3)	62	—	—	—
Real estate (2) (4)	6	—	—	—
Total	$1,303	$5	$—	$—

(1)	Consists of cash and institutional short-term investment funds.

(2)
Certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in the above table are intended to permit reconciliation of the fair values to the amounts presented in the plan assets contained in this Note.

(3)	Consists of limited partnerships, private equity, and hedge funds.

(4)	Consists of property funds and trusts holding direct real estate investments.

		Fair Value Measurements Using
	Balance at December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents (1)	$10	$10	$—	$—
Equity investments:
Pooled funds (2)	281	—	—	—
Fixed income investments:
Derivatives	9	—	9	—
Pooled funds (2)	782	—	—	—
Other investments:
Alternative investments (2) (3)	63	—	—	—
Real estate (2) (4)	10	—	—	—
Total	$1,155	$10	$9	$—

(1)	Consists of cash and institutional short-term investment funds.

(2)
Certain investments measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in the above table are intended to permit reconciliation of the fair values to the amounts presented in the plan assets contained in this Note.

(3)	Consists of limited partnerships, private equity, and hedge funds.

(4)	Consists of property funds and trusts holding direct real estate investments.
Investment Policy and Strategy
The U.S. investment policy, as established by the Aon Retirement Plan Governance and Investment Committee (“RPGIC”), seeks reasonable asset growth at prudent risk levels within weighted average target allocations. At December 31, 2019, the weighted average targeted allocation for the U.S. plans was 50% for equity investments, 29% for fixed income investments, and 21% for other investments. Aon believes that plan assets are well-diversified and are of appropriate quality. The investment portfolio asset allocation is reviewed quarterly and re-balanced to be within policy target allocations. The investment policy is reviewed at least annually and revised, as deemed appropriate by the RPGIC. The investment policies for international plans are generally established by the local pension plan trustees and seek to maintain the plans’ ability to meet liabilities and to comply with local minimum funding requirements. Plan assets are invested in diversified portfolios that provide adequate levels of return at an acceptable level of risk. The investment policies are reviewed at least annually and revised, as deemed appropriate to ensure that the objectives are being met. At December 31, 2019, the weighted average targeted allocation for the U.K. and non-U.S. plans was 8% for equity investments, 82% for fixed income investments, and 10% for other investments.
Cash Flows
Contributions
Based on current assumptions, in 2020, the Company expects to contribute approximately $5 million, $99 million, and $19 million to its significant U.K., U.S., and other major pension plans, respectively.
Estimated Future Benefit Payments
Estimated future benefit payments for plans, not including voluntary one-time lump sum payments, are as follows at December 31, 2019 (in millions):

	U.K.	U.S.	Other
2020	$164	$186	$43
2021	$154	$190	$44
2022	$160	$192	$46
2023	$167	$189	$46
2024	$172	$181	$47
2025 – 2029	$913	$887	$252

U.S. and Canadian Other Postretirement Benefits
The following table provides an overview of the accumulated projected benefit obligation, fair value of plan assets, funded status and net amount recognized as of December 31, 2019 and 2018 for the Company’s other significant postretirement benefit plans located in the U.S. and Canada (in millions):

	2019	2018
Accumulated projected benefit obligation	$103	$91
Fair value of plan assets	16	14
Funded status	(87)	(77)
Unrecognized prior-service credit	(1)	(1)
Unrecognized (gain) loss	3	(6)
Net amount recognized	$(85)	$(84)

Other information related to the Company’s other postretirement benefit plans are as follows:

	2019	2018	2017
Net periodic benefit cost recognized (millions)	$3	$3	$1
Weighted-average discount rate used to determine future benefit obligations	2.93 - 3.25%	3.91 - 4.26%	3.32 - 3.64%
Weighted-average discount rate used to determine net periodic benefit costs	3.91 - 4.26%	3.32 - 3.64%	3.71 - 4.15%

Based on current assumptions, the Company expects:

•
The amount in Accumulated other comprehensive income expected to be recognized as a component of net periodic benefit cost during 2020 is $0.2 million and $0.8 million of prior service credit and net gain, respectively.

•	To contribute $4 million to fund significant other postretirement benefit plans during 2020.

•	Estimated future benefit payments will be approximately $5 million each year for 2020 through 2024, and $25 million in aggregate for 2025-2029.
The accumulated postretirement benefit obligation is increased by $3 million and decreased by $2 million by a respective 1% increase or decrease to the assumed health care trend rate. The service cost and interest cost components of net periodic benefits cost is increased by $0.1 million and decreased by $0.1 million by a respective 1% increase or decrease to the assumed health care trend rate.

For most of the participants in the U.S. plan, Aon’s liability for future plan cost increases for pre-65 and Medical Supplement plan coverage is limited to 5% per annum. Although the net employer trend rates range from 4% to 7% per year, because of this cap, these plans are effectively limited to 5% per year in the future.
14.    Share-based Compensation Plans
The following table summarizes share-based compensation expense recognized in the Consolidated Statements of Income in Compensation and benefits (in millions):

Years ended December 31	2019	2018	2017
Restricted share units (“RSUs”)	$198	$186	$182
Performance share awards (“PSAs”)	110	143	127
Employee share purchase plans	9	9	10
Total share-based compensation expense	317	338	319
Tax benefit	66	74	73
Share-based compensation expense, net of tax	$251	$264	$246

Restricted Share Units
RSUs generally vest between three and five years. The fair value of RSUs is based upon the market value of Aon plc ordinary shares at the date of grant. With certain limited exceptions, any break in continuous employment will cause the forfeiture of all non-vested awards. Compensation expense associated with RSUs is recognized on a straight-line basis over the requisite service period. Dividend equivalents are paid on certain RSUs, based on the initial grant amount.
The following table summarizes the status of the Company’s RSUs, including shares related to the Divested Business (shares in thousands, except fair value):

	2019		2018		2017
Years ended December 31	Shares	Fair Value at Date of Grant (1)	Shares	Fair Value at Date of Grant (1)	Shares	Fair Value at Date of Grant (1)
Non-vested at beginning of year	4,208	$120	4,849	$104	6,195	$89
Granted	1,306	$175	1,500	$141	1,700	$123
Vested	(1,661)	$113	(1,943)	$97	(2,407)	$82
Forfeited	(219)	$131	(198)	$114	(639)	$93
Non-vested at end of year	3,634	$143	4,208	$120	4,849	$104

(1)	Represents per share weighted average fair value of award at date of grant.
The fair value of RSUs that vested during 2019, 2018 and 2017 was $187 million, $189 million, and $197 million, respectively.
Unamortized deferred compensation expense amounted to $349 million as of December 31, 2019, with a remaining weighted average amortization period of approximately 2.1 years.
Performance Share Awards
The vesting of PSAs is contingent upon meeting a cumulative level of earnings per share related performance over a three-year period. The actual issuance of shares may range from 0-200% of the target number of PSAs granted, based on the terms of the plan and level of achievement of the related performance target. The grant date fair value of PSAs is based upon the market price of Aon plc ordinary shares at the date of grant. The performance conditions are not considered in the determination of the grant date fair value for these awards. Compensation expense is recognized over the performance period based on management’s estimate of the number of units expected to vest. Management evaluates its estimate of the actual number of shares expected to be issued at the end of the programs on a quarterly basis. The cumulative effect of the change in estimate is recognized in the period of change as an adjustment to Compensation and benefits in the Consolidated Statements of Income, if necessary. Dividend equivalents are not paid on PSAs.

The following table summarizes the Company’s target PSAs granted and shares that would be issued at current performance levels for PSAs granted during the years ended December 31, 2019, 2018, and 2017, respectively (shares in thousands and dollars in millions, except fair value):

	2019	2018	2017
Target PSAs granted during period	467	564	548
Weighted average fair value per share at date of grant	$165	$134	$114
Number of shares that would be issued based on current performance levels	453	818	1,057
Unamortized expense, based on current performance levels	$50	$34	$—

During 2019, the Company issued approximately 0.7 million shares in connection with performance achievements related to the 2016-2018 LPP. During 2018, the Company issued approximately 1.0 million shares in connection with performance achievements related to the 2015-2017 LPP cycle. During 2017, the Company issued approximately 0.9 million shares in connection with performance achievements related to the 2014-2016 LPP cycle.
15.    Derivatives and Hedging
The Company is exposed to market risks, including changes in foreign currency exchange rates and interest rates. To manage the risk related to these exposures, the Company enters into various derivative instruments that reduce these risks by creating offsetting exposures. The Company does not enter into derivative transactions for trading or speculative purposes.
Foreign Exchange Risk Management
The Company is exposed to foreign exchange risk when it earns revenues, pays expenses, enters into monetary intercompany transfers or other transactions denominated in a currency that differs from its functional currency. The Company uses foreign exchange derivatives, typically forward contracts, options and cross-currency swaps, to reduce its overall exposure to the effects of currency fluctuations on cash flows. These exposures are hedged, on average, for less than two years. These derivatives are accounted for as hedges, and changes in fair value are recorded each period in Other comprehensive income (loss) in the Consolidated Statements of Comprehensive Income.
The Company also uses foreign exchange derivatives, typically forward contracts and options, to economically hedge the currency exposure of the Company’s global liquidity profile, including monetary assets or liabilities that are denominated in a non-functional currency of an entity, typically on a rolling 30-day basis, but may be for up to 1 year in the future. These derivatives are not accounted for as hedges, and changes in fair value are recorded each period in Other income (expense) in the Consolidated Statements of Income.
The notional and fair values of derivative instruments are as follows (in millions):

	Notional Amount		Net Amount of Derivative Assets Presented in the Statements of Financial Position (1)		Net Amount of Derivative Liabilities Presented in the Statements of Financial Position (2)
As of December 31	2019	2018	2019	2018	2019	2018
Foreign exchange contracts
Accounted for as hedges	$579	$646	$16	$17	$1	$2
Not accounted for as hedges (3)	297	269	2	1	—	6
Total	$876	$915	$18	$18	$1	$8

(1)	Included within Other current assets ($7 million in 2019 and $3 million in 2018) or Other non-current assets ($11 million in 2019 and $15 million in 2018).

(2)	Included within Other current liabilities ($1 million in 2019 and $5 million in 2018) or Other non-current liabilities ($3 million in 2018).

(3)	These contracts typically are for 30-day durations and executed close to the last day of the most recent reporting month, thereby resulting in nominal fair values at the balance sheet date.

The amounts of derivative gains (losses) recognized in the Consolidated Financial Statements are as follows (in millions):

	2019	2018	2017
(Loss) Gain recognized in Accumulated other comprehensive loss	$(9)	$(18)	$18
The amounts of derivative gains (losses) reclassified from Accumulated other comprehensive loss into Consolidated Statements of Income are as follows (in millions):

	Years Ended December 31
	2019	2018	2017
Total revenue (1)	$(12)	$—	$—
Compensation and benefits	(1)	1	14
Other general expense	—	(2)	(5)
Interest expense	(1)	(2)	(1)
Other income (expense) (1)	—	(8)	(9)
Total	$(14)	$(11)	$(1)

(1)
With the adoption of new hedge accounting guidance in the first quarter of 2019, gains (losses) on derivatives accounted for as hedges are recognized in Total revenue in the Company’s Consolidated Statement of Income rather than Other income (expense). Refer to Note 2 “Summary of Significant Accounting Principles and Practices” for additional details.

The Company estimates that approximately $11 million of pretax losses currently included within Accumulated other comprehensive loss will be reclassified into earnings in the next twelve months.
The Company recorded a loss of $18 million for 2019, a loss of $27 million in 2018, and a gain of $7 million in 2017 in Other income (expense) for foreign exchange derivatives not designated or qualifying as hedges.
Net Investments in Foreign Operations Risk Management
The Company uses non-derivative financial instruments to protect the value of its investments in a number of foreign subsidiaries. The Company has designated a portion of its euro-denominated commercial paper issuances as a non-derivative hedge of the foreign currency exposure of a net investment in its European operations. The change in fair value of the designated portion of the euro-denominated commercial paper due to changes in foreign currency exchange rates is recorded in Foreign currency translation adjustment, a component of Accumulated other comprehensive loss, to the extent it is effective as a hedge. The foreign currency translation adjustment of the hedged net investments is also recorded in Accumulated other comprehensive loss. Ineffective portions of net investment hedges, if any, are reclassified from Accumulated other comprehensive loss into earnings during the period of change.
The Company had €101 million ($112 million at December 31, 2019 exchange rates) and €220 million ($250 million at December 31, 2018 exchange rates) of outstanding euro-denominated commercial paper at December 31, 2019 and 2018, respectively, designated as a hedge of the foreign currency exposure of its net investment in its European operations. The unrealized gain recognized in Accumulated other comprehensive loss related to the net investment non-derivative hedging instrument was $29 million and $21 million, as of December 31, 2019 and 2018, respectively.
The Company did not reclassify any deferred gains or losses related to net investment hedges from Accumulated other comprehensive loss to earnings for 2019, 2018, and 2017. In addition, the Company did not incur any ineffectiveness related to net investment hedges during 2019, 2018, and 2017.
16.    Fair Value Measurements and Financial Instruments
Accounting standards establish a three tier fair value hierarchy that prioritizes the inputs used in measuring fair values as follows:

•	Level 1 — observable inputs such as quoted prices for identical assets in active markets;

•	Level 2 — inputs other than quoted prices for identical assets in active markets, that are observable either directly or indirectly; and

•	Level 3 — unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.

The following methods and assumptions are used to estimate the fair values of the Company’s financial instruments, including pension assets (refer to Note 13 “Employee Benefits”):
Money market funds consist of institutional prime, treasury, and government money market funds. The Company reviews treasury and government money market funds to obtain reasonable assurance that the fund net asset value is $1 per share, and reviews the floating net asset value of institutional prime money market funds for reasonableness.
Cash and cash equivalents consist of cash and institutional short-term investment funds. The Company reviews the short-term investment funds to obtain reasonable assurance that the fund net asset value is $1 per share.
Equity investments consist of equity securities and equity derivatives valued using the closing stock price on a national securities exchange. Over the counter equity derivatives are valued using observable inputs such as underlying prices of the underlying security and volatility. On a sample basis the Company reviews the listing of Level 1 equity securities in the portfolio and agrees the closing stock prices to a national securities exchange, and independently verifies the observable inputs for Level 2 equity derivatives and securities.
Fixed income investments consist of certain categories of bonds and derivatives. Corporate, government, and agency bonds are valued by pricing vendors who estimate fair value using recently executed transactions and proprietary models based on observable inputs, such as interest rate spreads, yield curves, and credit risk. Asset-backed securities are valued by pricing vendors who estimate fair value using discounted cash flow models utilizing observable inputs based on trade and quote activity of securities with similar features. Fixed income derivatives are valued by pricing vendors using observable inputs such as interest rates and yield curves. The Company obtains an understanding of the models, inputs, and assumptions used in developing prices provided by its vendors through discussions with the fund managers. The Company independently verifies the observable inputs, as well as assesses assumptions used for reasonableness based on relevant market conditions and internal Company guidelines. If an assumption is deemed unreasonable, based on the Company’s guidelines, it is then reviewed by management and the fair value estimate provided by the vendor is adjusted, if deemed appropriate. These adjustments do not occur frequently and historically are not material to the fair value estimates used in the Consolidated Financial Statements.
Pooled funds consist of various equity, fixed income, commodity, and real estate mutual fund type investment vehicles. Pooled investment funds fair value is estimated based on the proportionate share ownership in the underlying net assets of the investment, which is based on the fair value of the underlying securities that trade on a national securities exchange. The Company gains an understanding of the investment guidelines and valuation policies of the fund and discusses fund performance with pooled fund managers. The Company obtains audited fund manager financial statements, when available. If the pooled fund is designed to replicate a publicly traded index, the Company compares the performance of the fund to the index to assess the reasonableness of the fair value measurement.
Alternative investments consist of limited partnerships, private equity, and hedge funds. Alternative investment fair value is generally estimated based on the proportionate share ownership in the underlying net assets of the investment as determined by the general partner or investment manager. The valuations are based on various factors depending on investment strategy, proprietary models, and specific financial data or projections. The Company obtains audited fund manager financial statements, when available. The Company obtains a detailed understanding of the models, inputs, and assumptions used in developing prices provided by the investment managers, or appropriate party, through regular discussions. The Company also obtains the investment manger’s valuation policies and assesses the assumptions used for reasonableness based on relevant market conditions and internal Company guidelines. If an assumption is deemed unreasonable, based on the Company’s guidelines, it is then reviewed by management and the fair value estimate provided by the vendor is adjusted, if deemed appropriate. These adjustments do not occur frequently and historically are not material to the fair value estimates in the Consolidated Financial Statements.
Derivatives are carried at fair value, based upon industry standard valuation techniques that use, where possible, current market-based or independently sourced pricing inputs, such as interest rates, currency exchange rates, or implied volatilities.
Annuity contracts consist of insurance group annuity contracts purchased to match the pension benefit payment stream owed to certain selected plan participant demographics within a few major U.K. defined benefit plans. Annuity contracts are valued using a discounted cash flow model utilizing assumptions such as discount rate, mortality, and inflation.
Real estate and REITs consist of publicly traded REITs and direct real estate investments. Level 1 REITs are valued using the closing stock price on a national securities exchange. Non-Level 1 values are based on the proportionate share of ownership in the underlying net asset value as determined by the investment manager. The Company independently reviews the listing of Level 1 REIT securities in the portfolio and agrees the closing stock prices to a national securities exchange. The Company gains an understanding of the investment guidelines and valuation policies of the non-Level 1 real estate funds and discusses performance with the fund managers. The Company obtains audited fund manager financial statements, when available. See the description of “Alternative investments” for further detail on valuation procedures surrounding non-Level 1 REITs.

Debt is carried at outstanding principal balance, less any unamortized issuance costs, discount or premium. Fair value is based on quoted market prices or estimates using discounted cash flow analyses based on current borrowing rates for similar types of borrowing arrangements.
The following tables present the categorization of the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2019 and December 31, 2018 (in millions):

		Fair Value Measurements Using
	Balance at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds (1)	$2,007	$2,007	$—	$—
Other investments
Government bonds	$1	$—	$1	$—
Equity investments	$1	$—	$1	$—
Derivatives (2)
Gross foreign exchange contracts	$21	$—	$21	$—
Liabilities
Derivatives (2)
Gross foreign exchange contracts	$4	$—	$4	$—

		Fair Value Measurements Using
	Balance at December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds (1)	$1,759	$1,759	$—	$—
Other investments
Government bonds	$1	$—	$1	$—
Equity investments	$2	$—	$2	$—
Derivatives (2)
Gross foreign exchange contracts	$21	$—	$21	$—
Liabilities
Derivatives (2)
Gross foreign exchange contracts	$12	$—	$12	$—

(1)	Included within Fiduciary assets or Short-term investments in the Consolidated Statements of Financial Position, depending on their nature and initial maturity.

(2)	Refer to Note 15 “Derivatives and Hedging” for additional information regarding the Company’s derivatives and hedging activity.
There were no transfers of assets or liabilities between fair value hierarchy levels during 2019 or 2018. The Company recognized no realized or unrealized gains or losses in the Consolidated Statements of Income related to assets and liabilities measured at fair value using unobservable inputs in 2019, 2018, or 2017.
The fair value of debt is classified as Level 2 of the fair value hierarchy. The following table provides the carrying value and fair value for the Company’s term debt (in millions):

	2019		2018
As of December 31	Carrying Value	Fair Value	Carrying Value	Fair Value
Current portion of long-term debt	$600	$614	$—	$—
Long-term debt	$6,627	$7,442	$5,993	$6,159

17.    Claims, Lawsuits, and Other Contingencies
Legal
Aon and its subsidiaries are subject to numerous claims, tax assessments, lawsuits and proceedings that arise in the ordinary course of business, which frequently include E&O claims. The damages claimed in these matters are or may be substantial, including, in many instances, claims for punitive, treble, or extraordinary damages. While Aon maintains meaningful E&O insurance and other insurance programs to provide protection against certain losses that arise in such matters, Aon has exhausted or materially depleted its coverage under some of the policies that protect the Company and, consequently, is self-insured or materially self-insured for some claims. Accruals for these exposures, and related insurance receivables, when applicable, are included in the Consolidated Statements of Financial Position and have been recognized in Other general expense in the Consolidated Statements of Income to the extent that losses are deemed probable and are reasonably estimable. These amounts are adjusted from time to time as developments warrant. Matters that are not probable and reasonably estimable are not accrued for in the Consolidated Financial Statements.
The Company has included in the current matters described below certain matters in which (1) loss is probable, (2) loss is reasonably possible; that is, more than remote but not probable, or (3) there exists the reasonable possibility of loss greater than the accrued amount. In addition, the Company may from time to time disclose matters for which the probability of loss could be remote but the claim amounts associated with such matters are potentially significant. The reasonably possible range of loss for the matters described below for which loss is estimable, in excess of amounts that are deemed probable and estimable and therefore already accrued, is estimated to be between $0 and $0.1 billion, exclusive of any insurance coverage. These estimates are based on available information as of the date of this filing. As available information changes, the matters for which Aon is able to estimate may change, and the estimates themselves may change. In addition, many estimates involve significant judgment and uncertainty. For example, at the time of making an estimate, Aon may only have limited information about the facts underlying the claim and predictions and assumptions about future court rulings and outcomes may prove to be inaccurate. Although management at present believes that the ultimate outcome of all matters described below, individually or in the aggregate, will not have a material adverse effect on the consolidated financial position of Aon, legal proceedings are subject to inherent uncertainties and unfavorable rulings or other events. Unfavorable resolutions could include substantial monetary or punitive damages imposed on Aon or its subsidiaries. If unfavorable outcomes of these matters were to occur, future results of operations or cash flows for any particular quarterly or annual period could be materially adversely affected.
Current Matters
On October 3, 2017, Christchurch City Council (“CCC”) invoked arbitration to pursue a claim that it asserts against Aon New Zealand. Aon provided insurance broking services to CCC in relation to CCC’s 2010-2011 material damage and business interruption program. In December 2015, CCC settled its property and business interruption claim for its losses arising from the 2010-2011 Canterbury earthquakes against the underwriter of its material damage and business interruption program and the reinsurers of that underwriter. CCC contends that acts and omissions by Aon caused CCC to recover less in that settlement than it otherwise would have. CCC claims damages of approximately NZD 528 million ($352 million at December 31, 2019 exchange rates) plus interest and costs. Aon believes that it has meritorious defenses and intends to vigorously defend itself against these claims.
A retail insurance brokerage subsidiary of Aon was sued on September 6, 2018 in the United States District Court for the Southern District of New York by a client, Pilkington North America, Inc., that sustained damage from a tornado to its Ottawa, Illinois property. The lawsuit seeks between $45 million and $85 million in property and business interruption damages from either its insurer or Aon. The insurer contends that insurance proceeds were limited to $15 million in coverage by a windstorm sub-limit purportedly contained in the policy procured by Aon for Pilkington. The insurer therefore has tendered $15 million to Pilkington and denied coverage for the remainder of the loss. Pilkington sued the insurer and Aon seeking full coverage for the loss from the insurer or, in the alternative, seeking the same damages against Aon on various theories of professional liability if the court finds that the $15 million sub-limit applies to the claim. Aon believes it has meritorious defenses and intends to vigorously defend itself against these claims.
In April 2017, the FCA announced an investigation relating to suspected competition law breaches in the aviation and aerospace broking industry, which, for Aon in 2016, represented less than $100 million in global revenue. The European Commission has now assumed jurisdiction over the investigation in place of the FCA. Other antitrust agencies outside the E.U. are also conducting formal or informal investigations regarding these matters. Aon intends to work diligently with all antitrust agencies concerned to ensure they can carry out their work as efficiently as possible. At this time, in light of the uncertainties and many variables involved, Aon cannot estimate the ultimate impact on our company from these investigations or any related private litigation, nor any damages, penalties, or fines related to them. There can be no assurance that the ultimate resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

Settled/Closed Matters
A pensions consulting and administration subsidiary of Aon provided advisory services to the Trustees of the Gleeds pension fund in the United Kingdom and, on occasion, to the relevant employer of the fund. In April 2014, the High Court, Chancery Division, London found that certain governing documents of the fund that sought to alter the fund’s benefit structure and that had been drafted by Aon were procedurally defective and therefore invalid. No lawsuit naming Aon as a party was filed, although a tolling agreement was entered. The High Court decision said that the additional liabilities in the pension fund resulting from the alleged defect in governing documents amounted to approximately £45 million ($58 million at December 31, 2019 exchange rates). In December 2014, the Court of Appeal granted the employer leave to appeal the High Court decision. At a hearing in October 2016, the Court of Appeal approved a settlement of the pending litigation. On October 31, 2016, the fund’s trustees and employer sued Aon in the High Court, Chancery Division, London, alleging negligence and breach of duty in relation to the governing documents. The proceedings were served on Aon on December 20, 2016. The claimants sought damages of approximately £70 million ($91 million at December 31, 2019 exchange rates) plus interest and costs. In February 2018, the claimants instructed new lawyers and added their previous lawyers as defendants to the Aon lawsuit. Claimants alleged that the previous lawyers were responsible for some of the losses sought from Aon because the lawyers gave negligent legal advice during the course of the High Court and Court of Appeal proceedings. In November 2019, the case was settled with no admission of liability by Aon. The terms of this settlement did not have a significant impact on Aon’s results of operations or financial condition.
On June 29, 2015, Lyttelton Port Company Limited (“LPC”) sued Aon New Zealand in the Christchurch Registry of the High Court of New Zealand. LPC alleges, among other things, that Aon was negligent and in breach of contract in arranging LPC’s property insurance program for the period covering June 30, 2010, to June 30, 2011. LPC contended that acts and omissions by Aon caused LPC to recover less than it otherwise would have from insurers for losses suffered in the 2010 and 2011 Canterbury earthquakes. LPC claimed damages of approximately NZD $184 million ($123 million at December 31, 2019 exchange rates) plus interest and costs. In April 2019, the case was settled with no admission of liability on the part of Aon. The terms of this settlement did not have a significant impact on Aon’s results of operations or financial condition.
Guarantees and Indemnifications
The Company provides a variety of guarantees and indemnifications to its customers and others. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These amounts may bear no relationship to the expected future payments, if any, for these guarantees and indemnifications. Any anticipated amounts payable are included in the Consolidated Financial Statements and are recorded at fair value.
The Company expects that, as prudent business interests dictate, additional guarantees and indemnifications may be issued from time to time.
Redomestication
In connection with the Redomestication, the Company on April 2, 2012 entered into various agreements pursuant to which it agreed to guarantee the obligations of its subsidiaries arising under issued and outstanding debt securities. Those agreements included the (1) Amended and Restated Indenture, dated as of April 2, 2012, among Aon Corporation, Aon plc, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (amending and restating the Indenture, dated as of September 10, 2010, between Aon Corporation and the Trustee), (2) Amended and Restated Indenture, dated as of April 2, 2012, among Aon Corporation, Aon plc and the Trustee (amending and restating the Indenture, dated as of December 16, 2002, between Aon Corporation and the Trustee), and (3) Amended and Restated Indenture, dated as of April 2, 2012, among Aon Corporation, Aon plc and the Trustee (amending and restating the Indenture, dated as of January 13, 1997, as supplemented by the First Supplemental Indenture, dated as of January 13, 1997).
Sale of the Divested Business
In connection with the sale of the Divested Business, the Company guaranteed future operating lease commitments related to certain facilities assumed by the Buyer. The Company is obligated to perform under the guarantees if the Divested Business defaults on the leases at any time during the remainder of the lease agreements, which expire on various dates through 2025. As of December 31, 2019, the undiscounted maximum potential future payments under the lease guarantee were $70 million, with an estimated fair value of $12 million. No cash payments were made in connection to the lease commitments during the year ended December 31, 2019.
Additionally, the Company is subject to performance guarantee requirements under certain client arrangements that were assumed by the Buyer. Should the Divested Business fail to perform as required by the terms of the arrangements, the Company would be required to fulfill the remaining contract terms, which expire on various dates through 2023. As of December 31, 2019, the undiscounted maximum potential future payments under the performance guarantees were $151 million, with an estimated fair value of $1 million. No cash payments were made in connection to the performance guarantees during the year ended December 31, 2019.
Letters of Credit
Aon has entered into a number of arrangements whereby the Company’s performance on certain obligations is guaranteed by a third party through the issuance of LOCs. The Company had total LOCs outstanding of approximately $73 million at December 31, 2019, compared to $83 million at December 31, 2018. These LOCs cover the beneficiaries related to certain of Aon’s U.S. and Canadian non-qualified pension plan schemes and secure deductible retentions for Aon’s own workers compensation program. The Company has also obtained LOCs to cover contingent payments for taxes and other business obligations to third parties, and other guarantees for miscellaneous purposes at its international subsidiaries.
Premium Payments
The Company has certain contractual contingent guarantees for premium payments owed by clients to certain insurance companies. The maximum exposure with respect to such contractual contingent guarantees was approximately $110 million at December 31, 2019, compared to $103 million at December 31, 2018.
18.    Segment Information
The Company operates as one segment that includes all of Aon’s continuing operations, which as a global professional services firm provides advice and solutions to clients focused on risk, retirement, and health through five revenue lines which make up its principal products and services. The Chief Operating Decision Maker (the “CODM”) assesses the performance of the Company and allocates resources based on one segment: Aon United.
The Company’s reportable operating segment has been determined using a management approach, which is consistent with the basis and manner in which Aon’s CODM uses financial information for the purposes of allocating resources and evaluating performance. The CODM assesses performance and allocates resources based on total Aon results against its key four metrics, including organic revenue growth, expense discipline, and collaborative behaviors that maximize value for Aon and its shareholders, regardless of which revenue line it benefits.
As Aon operates as one segment, segment profit or loss is consistent with consolidated reporting as disclosed in the Consolidated Statements of Income. Refer to Note 3 “Revenue from Contracts with Customers” for further information on revenue by principal service line.
Consolidated long-lived assets, net by geographic area are as follows (in millions):

Years ended December 31	Total	United States	Americas other than U.S.	United Kingdom	Europe, Middle East, & Africa	Asia Pacific
2019(1)	$1,550	$686	$145	$225	$319	$175
2018	$588	$288	$44	$58	$101	$97

(1)
In the first quarter of 2019, Aon adopted new accounting guidance related to the treatment of leases which was applied under the modified retrospective approach. Refer to Note 2 “Summary of Significant Accounting Principles and Practices” for further information.

19.     Guarantee of Registered Securities
As described in Note 17 “Claims, Lawsuits, and Other Contingencies,” and in connection with the Reorganization, Aon plc (an Irish Company referred to herein as “Aon Ireland”) and Aon Global Holdings Limited entered into various agreements pursuant to which they agreed to guarantee the obligations of Aon Corporation arising under issued and outstanding debt securities, that were previous guaranteed solely by Aon plc (a UK company referred to herein as “Aon UK”), including the 5.00% Notes due September 2020, the 2.20% Notes due November 2022, the 8.205% Notes due January 2027, the 4.50% Senior Notes due December 2028, the 3.75% Senior Notes due May 2029 and the 6.25% Notes due September 2040 (collectively, the “Aon Corporation Notes”). Aon UK is a 100% directly owned subsidiary of Aon Ireland. Aon Corporation and Aon Global Holdings Limited are 100% indirectly owned subsidiaries of Aon Ireland. All guarantees of Aon Ireland, Aon UK, and Aon Global Holdings Limited are joint and several as well as full and unconditional. There are no subsidiaries other than those listed above that guarantee the Aon Corporation Notes.
In addition, Aon Ireland and Aon Global Holdings Limited entered into an agreement pursuant to which they guaranteed the obligations of Aon UK arising under the 4.25% Notes due December 2042 exchanged for Aon Corporation’s outstanding 8.205% Notes due January 2027, and has also guaranteed the obligations of Aon UK arising under the 4.45% Notes due May 2043, the 4.00% Notes due November 2023, the 2.875% Notes due May 2026, the 3.50% Notes due June 2024, the 4.60% Notes due June 2044, the 4.75% Notes due May 2045, the 2.80% Notes due March 2021, and the 3.875% Notes due December 2025, all previously guaranteed solely by Aon Corporation, (collectively, the “Aon UK Notes”). Aon UK, Aon Global Holdings Limited, and Aon Corporation are 100% indirectly owned subsidiaries of Aon Ireland. All guarantees of Aon Ireland, Aon Global Holdings Limited, and Aon Corporation are joint and several as well as full and unconditional. There are no subsidiaries other than those listed above that guarantee the Aon UK Notes.

In connection with the Reorganization referenced above, the Company has reflected these new guarantees on the Condensed Consolidating Statements of Income, Condensed Consolidating Statements of Comprehensive Income, and Condensed Consolidating Statements of Cash Flows for the twelve months ended December 31, 2019, 2018, and 2017 and the Condensed Consolidating Statements of Financial Position as of December 31, 2019 and 2018.
In December 2018, Aon plc obtained direct ownership in two subsidiaries that were previously indirectly owned by Aon Corporation. In 2019, Aon Corporation obtained indirect ownership of subsidiaries that were previously indirectly owned by Aon plc. The financial results of both subsidiaries are included in the Other Non-Guarantor Subsidiaries column of the Condensed Consolidating Financial Statements. The Company has reflected this transfer on the Condensed Consolidating Statements of Income and Condensed Consolidating Statements of Comprehensive Income for the periods ended December 31, 2017 and December 31, 2018 and the Condensed Consolidating Statement of Financial Position for the period ended December 31, 2018.
Aon Ireland was not part of the common control group until November 2019, therefore no balances are reflected in the Condensed Consolidating Statements of Income and Condensed Consolidating Statements of Comprehensive Income for the years ended December 31, 2018 and 2017, the Condensed Consolidating Statements of Financial Position as of December 31, 2018 and 2017, and the Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2018 and 2017.
The following tables set forth Condensed Consolidating Statements of Income and Condensed Consolidating Statements of Comprehensive Income for the years ended December 31, 2019, 2018, and 2017, Condensed Consolidating Statements of Financial Position as of December 31, 2019, 2018, and 2017, and Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2019, 2018, and 2017, in accordance with Rule 3-10 of Regulation S-X. The Condensed Consolidating Financial Information includes the accounts of Aon Ireland, the accounts of Aon UK, the accounts of Aon Global Holdings Limited, the accounts of Aon Corporation, and the combined accounts of the Other Non-Guarantor Subsidiaries. The Condensed Consolidating Financial Statements are presented in all periods as a merger under common control. The principal consolidating adjustments are to eliminate the investment in subsidiaries and intercompany balances and transactions.
Condensed Consolidating Statement of Income

	Year Ended December 31, 2019
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue
Total revenue	$—	$—	$—	$—	$11,013	$—	$11,013
Expenses
Compensation and benefits	—	49	—	20	5,985	—	6,054
Information technology	—	—	—	—	494	—	494
Premises	—	—	—	23	316	—	339
Depreciation of fixed assets	—	—	—	—	172	—	172
Amortization and impairment of intangible assets	—	—	—	—	392	—	392
Other general expense	—	10	—	4	1,379	—	1,393
Total operating expenses	—	59	—	47	8,738	—	8,844
Operating income (loss)	—	(59)	—	(47)	2,275	—	2,169
Interest income	—	—	—	39	67	(98)	8
Interest expense	—	(188)	(81)	(133)	(3)	98	(307)
Intercompany interest income (expense)	—	21	—	(464)	443	—	—
Intercompany other income (expense)	—	185	—	(362)	177	—	—
Other income (expense)	—	18	—	(60)	51	(8)	1
Income (loss) from continuing operations before income taxes	—	(23)	(81)	(1,027)	3,010	(8)	1,871
Income tax expense (benefit)	—	(12)	(8)	(182)	499	—	297
Net income (loss) from continuing operations	—	(11)	(73)	(845)	2,511	(8)	1,574
Net income (loss) from discontinued operations	—	—	—	—	(1)	—	(1)
Net income (loss) before equity in earnings of subsidiaries	—	(11)	(73)	(845)	2,510	(8)	1,573
Equity in earnings of subsidiaries	1,540	1,551	283	1,254	—	(4,628)	—
Net income	1,540	1,540	210	409	2,510	(4,636)	1,573
Less: Net income attributable to noncontrolling interests	—	—	—	—	41	—	41
Net income attributable to Aon shareholders	$1,540	$1,540	$210	$409	$2,469	$(4,636)	$1,532

Condensed Consolidating Statement of Income

	Year Ended December 31, 2018
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue
Total revenue	$—	$—	$—	$—	$10,770	$—	$10,770
Expenses
Compensation and benefits	—	74	—	(1)	6,030	—	6,103
Information technology	—	—	—	—	484	—	484
Premises	—	—	—	—	370	—	370
Depreciation of fixed assets	—	—	—	—	176	—	176
Amortization and impairment of intangible assets	—	—	—	—	593	—	593
Other general expense	—	4	—	90	1,406	—	1,500
Total operating expenses	—	78	—	89	9,059	—	9,226
Operating income (loss)	—	(78)	—	(89)	1,711	—	1,544
Interest income	—	—	—	58	60	(113)	5
Interest expense	—	(203)	(83)	(101)	(4)	113	(278)
Intercompany interest income (expense)	—	15	—	(514)	499	—	—
Intercompany other income (expense)	—	65	—	(373)	308	—	—
Other income (expense)	—	41	—	(48)	3	(21)	(25)
Income (loss) from continuing operations before income taxes	—	(160)	(83)	(1,067)	2,577	(21)	1,246
Income tax expense (benefit)	—	(60)	(15)	(192)	413	—	146
Net income (loss) from continuing operations	—	(100)	(68)	(875)	2,164	(21)	1,100
Net income (loss) from discontinued operations	—	—	—	—	74	—	74
Net income (loss) before equity in earnings of subsidiaries	—	(100)	(68)	(875)	2,238	(21)	1,174
Equity in earnings of subsidiaries	—	1,255	100	1,009	—	(2,364)	—
Net income	—	1,155	32	134	2,238	(2,385)	1,174
Less: Net income attributable to noncontrolling interests	—	—	—	—	40	—	40
Net income attributable to Aon shareholders	$—	$1,155	$32	$134	$2,198	$(2,385)	$1,134

Condensed Consolidating Statement of Income

	Year Ended December 31, 2017
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue
Total revenue	$—	$—	$—	$—	$9,998	$—	$9,998
Expenses
Compensation and benefits	—	150	—	26	5,827	—	6,003
Information technology	—	—	—	—	419	—	419
Premises	—	—	—	—	348	—	348
Depreciation of fixed assets	—	—	—	—	187	—	187
Amortization and impairment of intangible assets	—	—	—	—	704	—	704
Other general expense	—	12	—	20	1,240	—	1,272
Total operating expenses	—	162	—	46	8,725	—	8,933
Operating income (loss)	—	(162)	—	(46)	1,273	—	1,065
Interest income	—	—	—	52	37	(62)	27
Interest expense	—	(202)	(33)	(94)	(15)	62	(282)
Intercompany interest income (expense)	—	14	1	(543)	528	—	—
Intercompany other income (expense)	—	282	—	(385)	103	—	—
Other income (expense)	—	(62)	—	12	(93)	18	(125)
Income (loss) from continuing operations before income taxes	—	(130)	(32)	(1,004)	1,833	18	685
Income tax expense (benefit)	—	(43)	(6)	(110)	409	—	250
Net income (loss) from continuing operations	—	(87)	(26)	(894)	1,424	18	435
Net income (loss) from discontinued operations	—	—	—	—	828	—	828
Net income (loss) before equity in earnings of subsidiaries	—	(87)	(26)	(894)	2,252	18	1,263
Equity in earnings of subsidiaries	—	1,295	457	1,141	—	(2,893)	—
Net income	—	1,208	431	247	2,252	(2,875)	1,263
Less: Net income attributable to noncontrolling interests	—	—	—	—	37	—	37
Net income attributable to Aon shareholders	$—	$1,208	$431	$247	$2,215	$(2,875)	$1,226
101

Condensed Consolidating Statement of Comprehensive Income

	Year Ended December 31, 2019
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income	$1,540	$1,540	$210	$409	$2,510	$(4,636)	$1,573
Less: Net income attributable to noncontrolling interests	—	—	—	—	41	—	41
Net income attributable to Aon shareholders	1,540	1,540	210	409	2,469	(4,636)	1,532
Other comprehensive income (loss), net of tax:
Change in fair value of financial instruments	—	—	—	3	—	—	3
Foreign currency translation adjustments	—	—	—	—	6	8	14
Postretirement benefit obligation	—	—	—	(44)	(97)	—	(141)
Total other comprehensive income (loss)	—	—	—	(41)	(91)	8	(124)
Equity in other comprehensive income (loss) of subsidiaries, net of tax	(132)	(132)	(172)	(131)	—	567	—
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	—	—	—	—	—	—
Total other comprehensive income (loss) attributable to Aon shareholders	(132)	(132)	(172)	(172)	(91)	575	(124)
Comprehensive income (loss) attributable to Aon shareholders	$1,408	$1,408	$38	$237	$2,378	$(4,061)	$1,408

Condensed Consolidating Statement of Comprehensive Income

	Year Ended December 31, 2018
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income	$—	$1,155	$32	$134	$2,238	$(2,385)	$1,174
Less: Net income attributable to noncontrolling interests	—	—	—	—	40	—	40
Net income attributable to Aon shareholders	—	1,155	32	134	2,198	(2,385)	1,134
Other comprehensive income (loss), net of tax:
Change in fair value of financial instruments	—	—	—	—	11	—	11
Foreign currency translation adjustments	—	—	—	—	(465)	21	(444)
Postretirement benefit obligation	—	—	—	(2)	19	—	17
Total other comprehensive income (loss)	—	—	—	(2)	(435)	21	(416)
Equity in other comprehensive income (loss) of subsidiaries, net of tax	—	(433)	(417)	(415)	—	1,265	—
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	—	—	—	(4)	—	(4)
Total other comprehensive income (loss) attributable to Aon shareholders	—	(433)	(417)	(417)	(431)	1,286	(412)
Comprehensive income (loss) attributable to Aon shareholders	$—	$722	$(385)	$(283)	$1,767	$(1,099)	$722

Condensed Consolidating Statement of Comprehensive Income

	Year Ended December 31, 2017
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income	$—	$1,208	$431	$247	$2,252	$(2,875)	$1,263
Less: Net income attributable to noncontrolling interests	—	—	—	—	37	—	37
Net income attributable to Aon shareholders	—	1,208	431	247	2,215	(2,875)	1,226
Other comprehensive income (loss), net of tax:
Change in fair value of financial instruments	—	—	—	3	9	—	12
Foreign currency translation adjustments	—	—	—	—	408	(18)	390
Postretirement benefit obligation	—	—	—	(101)	120	—	19
Total other comprehensive income (loss)	—	—	—	(98)	537	(18)	421
Equity in other comprehensive income (loss) of subsidiaries, net of tax	—	434	417	515	—	(1,366)	—
Less: Other comprehensive income (loss) attributable to noncontrolling interests	—	—	—	—	5	—	5
Total other comprehensive income (loss) attributable to Aon shareholders	—	434	417	417	532	(1,384)	416
Comprehensive income (loss) attributable to Aon shareholders	$—	$1,642	$848	$664	$2,747	$(4,259)	$1,642

Condensed Consolidating Statement of Financial Position

	As of December 31, 2019
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$—	$—	$2,271	$2,619	$(4,100)	$790
Short-term investments	—	—	—	28	110	—	138
Receivables, net	—	—	—	—	3,112	—	3,112
Fiduciary assets	—	—	—	—	11,834	—	11,834
Intercompany receivables	—	246	89	1,214	12,710	(14,259)	—
Other current assets	—	—	—	7	595	—	602
Total current assets	—	246	89	3,520	30,980	(18,359)	16,476
Goodwill	—	—	—	—	8,165	—	8,165
Intangible assets, net	—	—	—	—	783	—	783
Operating lease right-of-use assets	—	—	—	110	819	—	929
Fixed assets, net	—	—	—	—	621	—	621
Deferred tax assets	—	89	4	577	165	(190)	645
Intercompany receivables	—	868	—	261	7,046	(8,175)	—
Prepaid pension	—	—	—	7	1,209	—	1,216
Other non-current assets	—	—	—	32	538	—	570
Investment in subsidiary	3,375	8,899	12,211	19,470	—	(43,955)	—
Total assets	$3,375	$10,102	$12,304	$23,977	$50,326	$(70,679)	$29,405

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$—	$2,157	$1,994	$56	$1,832	$(4,100)	$1,939
Short-term debt and current portion of long-term debt	—	112	—	600	—	—	712
Fiduciary liabilities	—	—	—	—	11,834	—	11,834
Intercompany payables	—	234	61	12,978	986	(14,259)	—
Other current liabilities	—	—	—	80	1,006	—	1,086
Total current liabilities	—	2,503	2,055	13,714	15,658	(18,359)	15,571
Long-term debt	—	4,223	—	2,404	—	—	6,627
Non-current operating lease liabilities	—	—	—	143	801	—	944
Deferred tax liabilities	—	—	—	—	389	(190)	199
Pension, other postretirement, and other post-employment liabilities	—	—	—	1,348	390	—	1,738
Intercompany payables	—	—	—	7,212	963	(8,175)	—
Other non-current liabilities	—	1	—	113	763	—	877
Total liabilities	—	6,727	2,055	24,934	18,964	(26,724)	25,956

Equity
Total Aon shareholders' equity	3,375	3,375	10,249	(957)	31,288	(43,955)	3,375
Noncontrolling interests	—	—	—	—	74	—	74
Total equity	3,375	3,375	10,249	(957)	31,362	(43,955)	3,449
Total liabilities and equity	$3,375	$10,102	$12,304	$23,977	$50,326	$(70,679)	$29,405

Condensed Consolidating Statement of Financial Position

	As of December 31, 2018
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$—	$—	$862	$3,473	$(3,679)	$656
Short-term investments	—	—	—	56	116	—	172
Receivables, net	—	—	—	—	2,760	—	2,760
Fiduciary assets	—	—	—	—	10,166	—	10,166
Intercompany receivables	—	191	20	897	11,614	(12,722)	—
Other current assets	—	—	—	16	602	—	618
Total current assets	—	191	20	1,831	28,731	(16,401)	14,372
Goodwill	—	—	—	—	8,171	—	8,171
Intangible assets, net	—	—	—	—	1,149	—	1,149
Fixed assets, net	—	—	—	—	588	—	588
Deferred tax assets	—	94	4	467	140	(144)	561
Intercompany receivables	—	403	—	261	7,225	(7,889)	—
Prepaid pension	—	—	—	5	1,128	—	1,133
Other non-current assets	—	1	—	30	417	—	448
Investment in subsidiary	—	8,433	4,421	19,031	—	(31,885)	—
Total assets	$—	$9,122	$4,445	$21,625	$47,549	$(56,319)	$26,422

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$—	$274	$3,463	$70	$1,815	$(3,679)	$1,943
Short-term debt and current portion of long-term debt	—	250	—	—	1	—	251
Fiduciary liabilities	—	—	—	—	10,166	—	10,166
Intercompany payables	—	213	1	11,875	633	(12,722)	—
Other current liabilities	—	—	—	69	867	—	936
Total current liabilities	—	737	3,464	12,014	13,482	(16,401)	13,296
Long-term debt	—	4,231	—	1,762	—	—	5,993
Deferred tax liabilities	—	—	—	—	325	(144)	181
Pension, other postretirement, and other post-employment liabilities	—	—	—	1,275	361	—	1,636
Intercompany payables	—	—	—	7,390	499	(7,889)	—
Other non-current liabilities	—	3	—	167	927	—	1,097
Total liabilities	—	4,971	3,464	22,608	15,594	(24,434)	22,203

Equity
Total Aon shareholders' equity	—	4,151	981	(983)	31,887	(31,885)	4,151
Noncontrolling interests	—	—	—	—	68	—	68
Total equity	—	4,151	981	(983)	31,955	(31,885)	4,219
Total liabilities and equity	$—	$9,122	$4,445	$21,625	$47,549	$(56,319)	$26,422

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2019
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities
Cash provided by (used for) operating activities - continuing operations	$—	$280	$1,346	$(140)	$2,254	$(1,905)	$1,835
Cash provided by operating activities - discontinued operations	—	—	—	—	—	—	—
Cash provided by (used for) operating activities	—	280	1,346	(140)	2,254	(1,905)	1,835

Cash flows from investing activities
Proceeds from investments	—	—	123	29	189	(280)	61
Payments for investments	—	—	—	(62)	(124)	73	(113)
Net sales (purchases) of short-term investments — non-fiduciary	—	—	—	28	7	—	35
Acquisition of businesses, net of cash acquired	—	—	—	—	(39)	—	(39)
Sale of businesses, net of cash sold	—	—	—	—	52	—	52
Capital expenditures	—	—	—	—	(225)	—	(225)
Cash used for investing activities - continuing operations	—	—	123	(5)	(140)	(207)	(229)
Cash used for investing activities - discontinued operations	—	—	—	—	—	—	—
Cash used for investing activities	—	—	123	(5)	(140)	(207)	(229)

Cash flows from financing activities
Share repurchase	—	(1,960)	(1,469)	—	—	—	(1,960)
Advances from (to) affiliates	—	2,350	—	314	(2,886)	1,691	—
Issuance of shares for employee benefit plans	—	(131)	—	—	—	—	(131)
Issuance of debt	—	2,739	—	3,313	—	—	6,052
Repayment of debt	—	(2,868)	—	(2,073)	—	—	(4,941)
Cash dividends to shareholders	—	(410)	—	—	—	—	(410)
Noncontrolling interests and other financing activities	—	—	—	—	(103)	—	(103)
Cash provided by (used for) financing activities - continuing operations	—	(280)	(1,469)	1,554	(2,989)	1,691	(1,493)
Cash used for financing activities - discontinued operations	—	—	—	—	—	—	—
Cash provided by (used for) financing activities	—	(280)	(1,469)	1,554	(2,989)	1,691	(1,493)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	21	—	21
Net increase (decrease) in cash and cash equivalents	—	—	—	1,409	(854)	(421)	134
Cash and cash equivalents at beginning of year	—	—	—	862	3,473	(3,679)	656
Cash and cash equivalents at end of year	$—	$—	$—	$2,271	$2,619	$(4,100)	$790

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2018
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities
Cash provided by operating activities - continuing operations	$—	$1,575	$2,676	$3	$2,700	$(5,268)	$1,686
Cash provided by operating activities - discontinued operations	—	—	—	—	—	—	—
Cash provided by operating activities	—	1,575	2,676	3	2,700	(5,268)	1,686

Cash flows from investing activities
Proceeds from investments	—	—	—	24	955	(908)	71
Payments for investments	—	(13)	—	(47)	(33)	13	(80)
Net sales (purchases) of short-term investments — non-fiduciary	—	—	—	299	49	—	348
Acquisition of businesses, net of cash acquired	—	—	—	—	(58)	—	(58)
Sale of businesses, net of cash sold	—	—	—	—	(10)	—	(10)
Capital expenditures	—	—	—	—	(240)	—	(240)
Cash provided by (used for) investing activities - continuing operations	—	(13)	—	276	663	(895)	31
Cash used for investing activities - discontinued operations	—	—	—	—	—	—	—
Cash provided by (used for) investing activities	—	(13)	—	276	663	(895)	31

Cash flows from financing activities
Share repurchase	—	(1,470)	—	—	—	—	(1,470)
Advances from (to) affiliates	—	156	(2,676)	(2,291)	(2,523)	7,334	—
Issuance of shares for employee benefit plans	—	(149)	—	—	—	—	(149)
Issuance of debt	—	1,723	—	4,028	3	—	5,754
Repayment of debt	—	(1,441)	—	(3,678)	(298)	—	(5,417)
Cash dividends to shareholders	—	(382)	—	—	—	—	(382)
Noncontrolling interests and other financing activities	—	—	—	—	(35)	—	(35)
Cash used for financing activities - continuing operations	—	(1,563)	(2,676)	(1,941)	(2,853)	7,334	(1,699)
Cash used for financing activities - discontinued operations	—	—	—	—	—	—	—
Cash used for financing activities	—	(1,563)	(2,676)	(1,941)	(2,853)	7,334	(1,699)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(118)	—	(118)
Net decrease in cash and cash equivalents	—	(1)	—	(1,662)	392	1,171	(100)
Cash and cash equivalents at beginning of year	—	1	—	2,524	3,081	(4,850)	756
Cash and cash equivalents at end of year	$—	$—	$—	$862	$3,473	$(3,679)	$656

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2017
(millions)	Aon Ireland	Aon UK	Aon Global Holdings Limited	Aon Corporation	Other Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities
Cash provided by operating activities - continuing operations	$—	$2,787	$618	$503	$1,804	$(5,043)	$669
Cash provided by operating activities - discontinued operations	—	—	—	—	65	—	65
Cash provided by operating activities	—	2,787	618	503	1,869	(5,043)	734

Cash flows from investing activities
Proceeds from investments	—	224	1,683	587	582	(3,008)	68
Payments for investments	—	(261)	(1,141)	(29)	(2,259)	3,626	(64)
Net sales (purchases) of short-term investments — non-fiduciary	—	—	—	(215)	(17)	—	(232)
Acquisition of businesses, net of cash acquired	—	—	—	—	(1,029)	—	(1,029)
Sale of businesses, net of cash sold	—	—	—	—	4,246	—	4,246
Capital expenditures	—	—	—	—	(183)	—	(183)
Cash provided by (used for) investing activities - continuing operations	—	(37)	542	343	1,340	618	2,806
Cash used for investing activities - discontinued operations	—	—	—	—	(19)	—	(19)
Cash provided by (used for) investing activities	—	(37)	542	343	1,321	618	2,787

Cash flows from financing activities
Share repurchase	—	(2,399)	—	—	—	—	(2,399)
Advances from (to) affiliates	—	426	(1,160)	95	(1,966)	2,605	—
Issuance of shares for employee benefit plans	—	(121)	—	—	—	—	(121)
Issuance of debt	—	544	—	1,100	10	—	1,654
Repayment of debt	—	(835)	—	(1,150)	(14)	—	(1,999)
Cash dividends to shareholders	—	(364)	—	—	—	—	(364)
Noncontrolling interests and other financing activities	—	—	—	—	(36)	—	(36)
Cash provided by (used for) financing activities - continuing operations	—	(2,749)	(1,160)	45	(2,006)	2,605	(3,265)
Cash used for financing activities - discontinued operations	—	—	—	—	—	—	—
Cash provided by (used for) financing activities	—	(2,749)	(1,160)	45	(2,006)	2,605	(3,265)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	69	—	69
Net increase in cash and cash equivalents	—	1	—	891	1,253	(1,820)	325
Cash and cash equivalents at beginning of year (1)	—	—	—	1,633	1,828	(3,030)	431
Cash and cash equivalents at end of year	$—	$1	$—	$2,524	$3,081	$(4,850)	$756

(1)	Includes $5 million of discontinued operations at December 31, 2016 .

20.     Quarterly Financial Data (Unaudited)
Selected quarterly financial data for the years ended December 31, 2019 and 2018 are as follows (in millions, except per share data):

	1Q	2Q	3Q	4Q	2019
Income Statement Data
Total revenue	$3,143	$2,606	$2,379	$2,885	$11,013
Operating income	872	413	360	524	2,169
Net income from continuing operations	676	287	229	382	1,574
Income from discontinued operations, net of tax	—	—	(1)	—	(1)
Net income	676	287	228	382	1,573
Less: Net income attributable to noncontrolling interests	17	10	6	8	41
Net income attributable to Aon shareholders	$659	$277	$222	$374	$1,532
Per Share Data
Basic net income per share attributable to Aon shareholders
Continuing operations	$2.72	$1.15	$0.94	$1.59	$6.42
Discontinued operations	—	—	—	—	—
Net income	$2.72	$1.15	$0.94	$1.59	$6.42
Diluted net income per share attributable to Aon shareholders
Continuing operations	$2.70	$1.14	$0.93	$1.58	$6.37
Discontinued operations	—	—	—	—	—
Net income	$2.70	$1.14	$0.93	$1.58	$6.37

	1Q	2Q	3Q	4Q	2018
Income Statement Data
Total revenue	$3,090	$2,561	$2,349	$2,770	$10,770
Operating income	799	(16)	262	499	1,544
Net income from continuing operations	604	57	155	284	1,100
Income from discontinued operations, net of tax	6	1	(2)	69	74
Net income	610	58	153	353	1,174
Less: Net income attributable to noncontrolling interests	16	10	6	8	40
Net income attributable to Aon shareholders	$594	$48	$147	$345	$1,134
Per Share Data
Basic net income per share attributable to Aon shareholders
Continuing operations	$2.37	$0.19	$0.61	$1.14	$4.32
Discontinued operations	0.02	0.01	(0.01)	0.28	0.30
Net income	$2.39	$0.20	$0.60	$1.42	$4.62
Diluted net income per share attributable to Aon shareholders
Continuing operations	$2.35	$0.19	$0.61	$1.13	$4.29
Discontinued operations	0.02	—	(0.01)	0.28	0.30
Net income	$2.37	$0.19	$0.60	$1.41	$4.59

21.     Subsequent Events

Business Combination Agreement

On March 9, 2020, the Company and Willis Towers Watson Public Limited Company, an Irish public limited company (“WTW”), entered into a business combination agreement with respect to a combination of the parties. At the effective date of the combination, WTW shareholders will be entitled to receive 1.08 newly issued Class A ordinary shares, nominal value $0.01 per share, of Aon Ireland in exchange for each ordinary share of WTW held by such holders. The combination is expected to be completed in the first half of 2021.